Exhibit 10.1

EXECUTION COPY

SHARES TRANSFER CONTRACT

between

ZHANG HAIBO

(Seller)

and

AFFINIA GROUP INC.

(Buyer)

June 30, 2008

i

8.	CONFIDENTIALITY AND RESTRICTIONS ON PUBLICITY		35
	8.1.	Confidentiality Obligation of the Parties	35
	8.2.	Confidentiality Obligation of the Seller and the Existing Employees of the Company and Haimeng	36
	8.3.	Exceptions	36
	8.4.	Information	37
	8.5.	Publicity	37
	8.6.	Security Measures	38
	8.7.	Provision of Assistance	38

9.	NON-COMPETITION		38
	9.1.	Prohibited Competition	38
	9.2.	Further Acknowledgement	39
	9.3.	Reasonableness	40

10.	TERMINATION		40
	10.1.	Termination	40
	10.2.	Survival After Termination	41

11.	INDEMNIFICATION		41
	11.1.	Indemnification	41
	11.2.	Indemnification by the Seller	41
	11.3.	Maximum Indemnification	42

12.	GOVERNING LAW AND DISPUTE RESOLUTION		42
	12.1.	Governing Law	42
	12.2.	Friendly Consultation	42
	12.3.	Place and Rules of Arbitration	43
	12.4.	Arbitration Proceedings	43
	12.5.	Preservation of Rights	43
	12.6.	Consent to Jurisdiction	43

13.	NOTICE		44
	13.1.	Delivery of Notice	44

14.	MISCELLANEOUS PROVISIONS		45
	14.1.	Entire Agreement	45
	14.2.	Schedules	45
	14.3.	Successors and Assigns	45
	14.4.	Waivers	45
	14.5.	Amendments	45
	14.6.	Provisions Severable	45
	14.7.	Counterparts	46
	14.8.	Further Assurances	46
	14.9.	Language	46
	14.10.	Opportunity for Legal Counsel	46

ii

Schedules

			Section
Schedule	1.	Details of the Company on the Contract Execution Date	Recitals

Schedule	2.	Employment Contract	Section 1.1

Schedule	3.	List of Retained Key Employees	Section 1.1

Schedule	4.	Retention Agreement	Section 1.1

Schedule	5.	List of Permits and Licenses	Section 4.8

Schedule	6.	List of Affiliated Agreements Excluded	Section 4.9

Schedule	7.	Shareholders’ Agreement and Restated Articles of Association in Hong Kong	Section 4.10(a)

Schedule	8.	List of Written Contracts and Agreements	Section 6.2(h)

Schedule	9.	List of Tangible and Intangible Properties	Section 6.2(q)

Schedule	10.	List of Third-Party IP Rights	Section 6.2(aa)

Schedule	11.	List of Wastes Disposal Locations	Section 6.2(qq)

Schedule	12.	Loans, Debts and Credit Lines	Section 6.2(ss)

Schedule	13.	List of Commissioned Agents	Section 6.3(e)

Schedule	14.	Financial Statements	Section 6.2(t)

Schedule	15.	Disclosure Required in Section 6.2(u)	Section 6.2(u)

Schedule	16.	Affiliate Agreements	Section 4.4(b)

Schedule	17.	List of Banks and Signatories	Section 6.3(f)

Schedule	18.	Working Capital Calculation	Section 1.1

Schedule	19.	Disclosure Required in Section 6.2(w)	Section 6.2(w)

Schedule	20.	Disclosure Required in Section 6.2(aa)	Section 6.2(aa)

Schedule	21.	Disclosure Required in Section 6.2(hh)	Section 6.2(hh)

Schedule	22.	Disclosure Required in Section 6.2(mm)	Section 6.2(mm)

Schedule	23.	Disclosure Required in Section 6.2(oo)(ix)	Section 6.2(oo)(ix)

Schedule	24.	Aggregate Retention Fee Payment and Payment Breakdown to Each Retained Key Employee	Section 1.1

iii

SHARES TRANSFER CONTRACT

THIS SHARES TRANSFER CONTRACT (this “Contract”) is made this 30th day of June, 2008 (the “Contract Execution Date”), by and between Mr. Zhang Haibo, a citizen of the People’s Republic of China (“China”), with his identification card number of 370623196008292414 and his registered residential address at 198 Suijia Village, Huangshanguan Town, Longkou City, Shandong Province, China (the “Seller”), and Affinia Group Inc., a company duly organized and validly existing under the laws of the State of Delaware in the United States of America (“U.S.A.”), with its principal place of business at 1101 Technology Drive, Ann Arbor, MI 48108, U.S.A. (the “Buyer”). (The Seller and the Buyer are referred to collectively as the “Parties,” and each individually as a “Party.”)

Recitals

WHEREAS, the Seller is the one hundred percent (100%) legal and beneficial owner and shareholder of HBM Investment Limited, a company duly organized and validly existing under the laws of the Hong Kong Special Administrative Region of China (“Hong Kong”), with its principal place of business at Unit D, 10/F, China Overseas Building, 139 Hennessy Road, Wanchai, Hong Kong (the “Company,” further details of which are set out in Schedule 1 hereto);

WHEREAS, the Seller wishes to transfer to the Buyer and the Buyer wishes to accept from the Seller 8,500 ordinary shares of the Company, representing eighty-five percent (85%) of the issued share capital of the Company (the “Sale Shares”) on the terms and conditions set forth in this Contract, and upon the consummation of the shares transfer transaction as specified herein, the Buyer shall become an eighty-five percent (85%) owner and shareholder of the Company and the Seller shall remain as a fifteen percent (15%) owner and shareholder of the Company;

WHEREAS, (a) the Company previously owned and controlled a twenty-one-point-zero-seven-percent (21.07%) equity interest in the registered capital of Longkou Haimeng Machinery Company Limited (“Haimeng”), a Sino-foreign equity joint venture duly organized and validly existing under the laws of China, with its registered corporate address at Huangshan Haimeng Industrial Park, Longkou City, Shandong Province 265715, China; (b) Longkou Haibo Machinery Company Limited (“LHM”), a local Chinese company duly organized and validly existing under the laws of China, with its principal place of business in the Export-Oriented Industrial Processing Zone of Longkou City, Shandong Province, previously owned and controlled a sixty-three-point-one-nine-percent (63.19%) equity interest in the registered capital of Haimeng; (c) the Seller previously owned and controlled a seven-point-eight-seven-percent (7.87%) equity interest in the registered capital of Haimeng; and (d) Yu Lei, the wife of the Seller, previously owned and controlled the remaining seven-point-eight-seven-percent (7.87%) equity interest in the registered capital of Haimeng;

WHEREAS, the Company has purchased from LHM, the Seller and Yu Lei all of their respective equity interests in the registered capital of Haimeng and has now owned and controlled a one hundred percent (100%) equity interest in the registered capital of Haimeng;

WHEREAS, the Company and LHM, the Seller and Yu Lei have had all the legally required formalities and procedures under Chinese law duly satisfied to have converted Haimeng from a Sino-foreign equity joint venture into a wholly foreign owned enterprise with the Company being the sole equity interests owner and investor of Haimeng; and

WHEREAS, the Seller and the Buyer will amend and restate any and all the corporate documents, including, but not limited to, the articles of association, records, certificates and other corporate registrations of the Company, and handle any and all other matters in connection therewith under the laws of Hong Kong to reflect the transaction contemplated in this Contract.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	GENERAL PROVISIONS

1.1.	Definitions. In this Contract, the following words and expressions have the following meanings:

“Affiliate” means any person that directly or indirectly controls or is controlled by or is under common control with the other person. “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of registered capital or voting securities, by contract or otherwise, and includes, without limitation (i) ownership directly or indirectly of 50% or more of the shares in issue, registered capital or other equity interests of such person, (ii) ownership, directly or indirectly of 50% or more of the voting power of such person or (iii) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such person, and the terms “controlled” and “controlling” shall have correlative meanings.

“Best Knowledge” means the best knowledge of the officers or principals of a Party, based upon reasonable investigation.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in China, Hong Kong and the U.S.A. are required or authorized by law or executive order to be closed.

“Cash” means either physical legal tender or immediately available funds kept in a bank account.

“Closing” means the completion of the sale and purchase of the Sale Shares on the Closing Date in accordance with Section 5 herein.

“Closing Date Cash” means Cash owned by Haimeng or the Company (whether restricted or unrestricted) as of the Closing Date, calculated in a manner consistent with GAAP and with that used to compute the amount of Cash shown on the Financial Statements for December 31, 2007.

“Closing Date Debt” means all Debt, obligations and liabilities (including any guarantees) of Haimeng or the Company as of the Closing Date, calculated in a manner consistent with GAAP and with that used in preparation of the Financial Statements for December 31, 2007.

“Debt” means borrowed money or a record of money borrowed or payable.

“Encumbrance” means an interest or power that (i) is reserved in or over an interest in an asset, including any retention of title; (ii) is created or arising in or over an interest in an asset under a bill of sale, mortgage, charge, lien, pledge, hypothecation, preferential right, trust or other similar instrument, device or power, or any other adverse right, title or interest of any nature, by way of security for the payment of a Debt or the performance of any other obligation; and (iii) includes any agreement or arrangement (whether legally binding or not) to grant or create any of the above.

“Employment Contract” means the employment contract, in the form and substance as attached hereto as Schedule 2, to be entered into between Haimeng and the Seller, pursuant to which the Seller shall work for Haimeng as a full-time employee. The Employment Contract may also be modified to form an employment relationship between Haimeng and any other key employees deemed necessary by the Buyer.

“Escrow Agreement” means the escrow agreement to be entered into among an escrow agent, the Buyer and the Seller, pursuant to which a portion of the Purchase Price shall be held by the escrow agent.

“Escrow Account” means a bank account created for holding that portion of the Purchase Price which will be held in escrow pursuant to Section 3.5(a) and the Escrow Agreement.

“Escrow Funds” mean the amount of money held in the Escrow Account from time to time.

“Final Closing Date Working Capital” means the definitive Closing Date Working Capital, agreed to (or deemed to be agreed to) by the Buyer and the Seller, or the definitive Closing Date Financial Data resulting from the determinations made by the Neutral Auditors, in accordance with Section 3 below (in addition to those items theretofore agreed to by the Buyer and the Seller).

“Final Closing Date Cash and Final Closing Date Debt” means the definitive Closing Date Cash and Closing Date Debt, respectively, agreed to (or deemed to be agreed to) by the Buyer and the Seller, or the definitive Closing Date Financial Data resulting from the determinations made by the Neutral Auditors, in accordance with Section 3 below (in addition to those items theretofore agreed to by the Buyer and the Seller).

“Fiscal Year” means the period commencing on January 1 and ending on December 31.

“GAAP” means the generally accepted accounting principles of China, applied consistently during all periods presented.

“Intellectual Property Rights” mean all present and future intellectual and industrial property rights conferred by any law, including, without limitation, (i) patents, designs, copyright, trade marks, know how, brand names, domain names, keywords, inventions, moral rights, product names, trade secrets, the right to have confidential information kept confidential and other results of intellectual effort in the scientific, technological, industrial and commercial fields, whether or not registered or capable of registration; and (ii) any application or right to apply for registration of any of those rights; and (iii) all renewals and extensions of these rights.

“Records” mean all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium belonging or relating to or used by the Company and Haimeng, respectively, including certificates of incorporation, minute books, statutory books and registers, books of account, tax returns, title deeds and other documents of title, customer lists, price lists, computer programs and software, and trading and financial records.

“Restricted Persons” mean the Seller and each Retained Key Employee and any and all the family members thereof, including, but not limited to, spouses, children, siblings, grandparents, parents, cousins, nephews, nieces and in-laws, with cousins, nephews, nieces and in-laws subject to the Best Knowledge of the Seller and/or a relevant Retained Key Employee, as the case may be.

“Retained Key Employees” mean those employees to be continuously employed by Haimeng after the completion of the transaction contemplated under this Contract deemed necessary by the Company, Haimeng and the Buyer from time to time as attached hereto as Schedule 3.

“Retention Agreement” means the retention agreement, in the form and substance as attached hereto as Schedule 4, to be entered into between the Buyer and each of the Retained Key Employees, pursuant to which the Buyer shall pay each of them a certain retention fee in an aggregate amount set forth in Schedule 24, which will be paid in Renminbi at the US$/Renminbi exchange rate officially published by the People’s Bank of China on the date of payment.

“Renminbi” or “RMB” means the lawful currency of China.

“Sale Shares” mean 8,500 ordinary shares of the Company, representing 85% of the total issued share capital of the Company.

“Shareholders’ Agreement” means the shareholders’ agreement, in the form and substance as attached hereto as Schedule 7, to be entered into between the

Seller, the Buyer and the Company, pursuant to which the Seller, the Buyer and the Company shall set up certain rights and obligations with respect to the management and operation of the Company.

“Target Working Capital Range” means Working Capital not less than RMB 82 million and not more than RMB 120 million.

“US$” or “United States Dollar” means the lawful currency of the U.S.A.

“Working Capital” means accounts receivable plus any amounts due from Affiliates or Restricted Persons plus inventory plus the amount of any prepaid accounts MINUS account payable minus other payables minus any amounts owed to an Affiliate or Restricted Person, all calculated in a manner consistent with GAAP and with that used in preparation of the Financial Statements for December 31, 2007. An example Working Capital calculation based on Haimeng’s December 31, 2007 Financial Statements is attached hereto as Schedule 18.

1.2.	Terms Defined Elsewhere in this Contract. The following terms are defined in this Contract as follows:

“Adjustment Notice”	Section 4.10(d)(iii)
“Affiliate Agreements”	Section 4.4(b)
“Amount Owed”	Section 4.10(d)(iii)
“Arbitration Center”	Section 12.3
“Board of Directors” or “Board”	Section 4.1
“Buyer”	above Recitals
“China”	above Recitals
“Claims”	Section 6.2(z)
“Closing Date”	Section 5.1
“Closing Date Cash Consideration”	Section 3.2(a)
“Closing Date Debt Consideration”	Section 3.2(a)
“Closing Date Financial Data”	Section 3.2(c)
“Closing Date Working Capital”	Section 3.2(b)
“Closing Date Working Capital Statement”	Section 3.2(b)
“Company”	Recitals
“Contract”	above Recitals
“Contract Execution Date”	above Recitals
“Deferred Amount”	Section 3.5(b)
“Documents”	Section 6.2(rr)
“Escrow Period”	Section 4.10(d)(ii)
“Estimated Closing Date Working Capital”	Section 3.2(a)
“Estimated Closing Date
Working Capital Statement”	Section 3.2(a)
“Field of Interest”	Section 9.1
“Financial Statements”	Section 6.2(t)
“Governmental Bodies”	Section 6.2(y)
“Haimeng”	Recitals
“Haiyun”	Section 4.7(a)
“Hazardous Materials”	Section 6.2(qq)
“Hong Kong”	Recitals

“Initial Cash Consideration”	Section 3.2(a)
“Indemnification Amount”	Section 11.2(d)
“Indemnification Shortfall”	Section 11.2(d)
“Indemnified Party”	Section 11.1
“Indemnifying Party”	Section 11.1
“Information”	Section 8.4
“Insurance Contract”	Section 6.2(ii)
“Laws”	Section 6.2(y)
“LHM”	Recitals
“Liabilities”	Section 6.2(u)
“Manufacturing License”	Section 6.2(d)
“Most Recent Financial Statements”	Section 6.2(t)
“Most Recent Fiscal Month End”	Section 6.2(t)
“Most Recent Fiscal Year End”	Section 6.2(t)
“Neutral Auditors”	Section 3.2(e)
“Orders”	Section 6.2(y)
“Parties”	above Recitals
“Party”	above Recitals
“Permits”	Section 6.2(bb)
“Permitted Person”	Section 4.4(e)
“Purchase Price”	Section 3.1
“Remaining Amount”	Section 4.10(d)(iv)
“Remaining Shares”	Section 2.2
“Resolution Period”	Section 3.2(d)
“Restricted Term”	Section 9.1
“Sale Shares”	Recitals
“Seller”	above Recitals
“SGAQSIQ”	Section 6.2(d)
“Stamp Duty”	Section 3.4
“Tax” or “Taxes”	Section 6.2(cc)
“Third Party Claim”	Section 11.2(c)
“Undistributed Profits”	Section 6.3(c)
“Unresolved Buyer Claims”	Section 4.10(d)(iv)
“U.S.A”	above Recitals

1.3.	Headings. The headings in this Contract are inserted for convenience only and shall not affect the construction of this Contract.

1.4.	Singular and Plural. Words importing the singular also include the plural and vice versa where the context requires. Words importing the masculine also include other genders where the context requires.

2.	TRANSFER OF SHARES

2.1.	Transfer of Shares. Subject to the terms and conditions of this Contract, and for the consideration set forth in Section 3, on the Closing Date, the Seller, being the legal and beneficial owner of the Sale Shares, shall sell and transfer to the Buyer or its nominee, and the Buyer or its nominee shall purchase and accept from the Seller, the Sale Shares. If a nominee of the Buyer is the purchaser of the Sale Shares in accordance with this Contract, the Buyer shall not be released from any obligations under this Contract.

2.2.	Ownership. Upon the transfer by the Seller to the Buyer or its nominee, as the case may be, of the Sale Shares, the Buyer or its nominee, as the case may be, shall own eight-five percent (85%) of the share capital of Company, and the Seller shall own the remaining fifteen percent (15%) of the share capital of the Company (the “Remaining Shares”).

2.3.	Transfer of Shares Free of Encumbrances. The Seller shall transfer to the Buyer or its nominee, as the case may be, in accordance with this Contract, free from any Encumbrances, the Sale Shares together with any and all benefits and rights including, without limitation, dividend or voting rights attached or accrued to them on or after the Closing Date, and undistributed profits rights attached or accrued to them before, on or after the Closing Date.

3.	PURCHASE PRICE AND PAYMENT

3.1.	Purchase Price. Subject to Sections 3.5 and 3.6, the total purchase price for the sale and transfer by the Seller to the Buyer or its nominee, as the case may be, of the Sale Shares shall be Forty-Nine Million Two Hundred Forty Five Thousand Six Hundred United States Dollars (US$49,245,600) (the “Purchase Price”).

3.2.	Adjustment of the Purchase Price.

(a)	At least three (3) Business Days prior to the Closing Date, the Seller shall, and shall cause the Company and Haimeng to, prepare and deliver to the Buyer a good-faith estimated statement of the Working Capital of the Company and Haimeng, respectively, as of the opening of business on the Closing Date (the “Estimated Closing Date Working Capital Statement”), and a certificate setting forth a good-faith estimate of the Working Capital as of the opening of business on the Closing Date (the “Estimated Closing Date Working Capital”) and a good-faith estimate of the Closing Date Cash and the Closing Date Debt. The Estimated Closing Date Working Capital Statement shall be prepared in accordance with GAAP and consistent with the accounting principles, procedures, policies and methods that were used in preparation of the Financial Statements for December 31, 2007. The “Initial Cash Consideration” shall be (i) (A) increased dollar for dollar to the extent the Estimated Closing Date Working Capital exceeds the Target Working Capital Range, or (B) decreased dollar for dollar to the extent the Estimated Closing Date Working Capital is less than the Target Working Capital Range, (ii) (A) increased dollar for dollar to the extent that the Estimated Closing Date Cash is greater than RMB 90 million, or (B) decreased dollar for dollar to the extent that the Estimated Closing Date Cash is less than RMB 90 million (the Initial Cash Consideration, as adjusted pursuant to this sentence, the “Closing Date Cash Consideration”), and (iii) (A) increased dollar for dollar to the extent that the Estimated Closing Date Debt is less than RMB 239 million, or (B) decreased dollar for dollar to the extent that the Estimated Closing Date Debt is greater than RMB 239 million (the Initial Debt Consideration, as adjusted pursuant to this sentence, the “Closing Date Debt Consideration”).

(b)	Within forty-five (45) calendar days following the Closing Date, the Buyer shall, and shall cause the Company and Haimeng, to prepare and deliver to the Seller a statement of the Working Capital of the Company and Haimeng, respectively, as of the opening of business on the Closing Date (as such may be adjusted following resolution of any disputes, the “Closing Date Working Capital Statement”), and a certificate setting forth a calculation of the Working Capital as of the opening of business on the Closing Date (the “Closing Date Working Capital”) and a calculation of the Closing Date Cash and the Closing Date Debt. The Closing Date Working Capital Statement shall be prepared in accordance with GAAP and consistent with the accounting principles, procedures, policies and methods that were used in preparation of the Financial Statements for December 31, 2007.

(c)	During the preparation of the Closing Date Working Capital Statement and the calculation of Closing Date Working Capital and Closing Date Cash and the Closing Date Debt (the “Closing Date Financial Data”), and the Resolution Period, a Party shall, and shall cause the Company and Haimeng, respectively, to: (i) provide the other Party and the Permitted Persons with full access to all relevant books, records, facilities and employees of the Company and Haimeng, respectively, to the extent reasonably necessary to prepare the Closing Date Financial Data; and (ii) cooperate fully with the other Party and the Permitted Persons, including by providing on a timely basis all information to the extent necessary or useful in preparing the Closing Date Financial Data.

(d)

After receipt of the Closing Date Financial Data, the Seller shall have forty-five (45) calendar days to review the Closing Date Financial Data, together with all the related documents and any other materials in writing used in the preparation thereof. During the review of the Closing Date Financial Data, and during the Resolution Period, the Buyer shall, and shall cause the Company and Haimeng, respectively, to: (i) provide the Seller and the Permitted Persons with full access to all relevant books, records, facilities and employees of the Company and Haimeng to the extent reasonably necessary to complete their review of the Closing Date Financial Data; and (ii) cooperate fully with the Seller and the Permitted Persons, including by providing on a timely basis all information to the extent reasonably necessary or useful in reviewing the Closing Date Financial Data. Unless the Seller delivers written notice to the Buyer on or prior to the forty-fifth (45th) calendar day after the Seller’s receipt of the Closing Date Financial Data specifying in reasonable detail the amount, nature and basis of all disputed items, the Seller shall be deemed to have accepted and agreed to the calculation of the Closing Date Working Capital, the Closing Date Cash and the Closing Date Debt. If the Seller so notifies the Buyer of its objection to the calculation of the Closing Date Financial Data, the Buyer and Seller shall, within thirty (30) calendar days following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(e)	If, at the conclusion of the Resolution Period, any amounts remain in dispute with respect to either the Closing Date Working Capital or the Closing Date Cash or the Closing Date Debt, then all amounts remaining in dispute shall be submitted to KPMG, LLP (the “Neutral Auditors”). Each Party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter, including customary indemnities in favor of the Neutral Auditors. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata as between the Seller, on the one hand, and the Buyer, on the other, in proportion to the allocation of the dollar value of the amounts remaining in dispute between the Seller and Buyer made by the Neutral Auditors such that the prevailing Party pays the lesser proportion of the fees and expenses. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 3.2(e) and the presentations by the Seller and the Buyer, and not by independent review, only those issues still in dispute and only as to whether such amounts were arrived at in conformity with GAAP, as modified by the accounting principles, procedures, policies and methods that were used in preparation of the Financial Statements for December 31, 2007. The Seller and the Buyer agree that (i) they shall request the Neutral Auditors to make their determination within thirty (30) calendar days of their selection, in a written statement delivered to the Seller and the Buyer, and (ii) such determination shall be final, binding and conclusive.

(f)	The Closing Date Cash Consideration shall be (i) (A) increased dollar for dollar to the extent the Final Closing Date Working Capital exceeds the Estimated Closing Date Working Capital, or (B) decreased dollar for dollar to the extent the Final Closing Date Working Capital is less than the Estimated Closing Date Working Capital, and (ii) (A) increased dollar for dollar to the extent that the Final Closing Date Cash is greater than the Estimated Closing Date Cash, or (B) decreased dollar for dollar to the extent that the Final Closing Date Cash is less than the Estimated Closing Date Cash, and (iii) (A) increased dollar for dollar to the extent that the Final Closing Date Debt is less than the Estimated Closing Date Debt, or (B) decreased dollar for dollar to the extent that the Final Closing Date Debt is greater than the Estimated Closing Date Debt. Any adjustments to the Closing Date Cash Consideration made pursuant to this Section 3.2(f) shall be paid by wire transfer of immediately available funds (together with interest thereon at the rate officially published by the People’s Bank of China covering the period from the date of occurrence of such increase or decease to the date immediately preceding the date of such payment) to the account or accounts specified by the Seller, if Seller is owed payment, or to the account or accounts specified by Buyer, if the Buyer is owed payment, within five (5) Business Days after the Final Closing Date Working Capital and the Final Closing Date Cash and the Final Closing Date Debt are agreed to by the Buyer and the Seller or any remaining disputed items are ultimately determined by the Neutral Auditors.

3.3.	Fair Consideration. The Parties acknowledge and agree that the Purchase Price payable to the Seller pursuant to Section 3.1 constitutes a fair and equitable consideration for the Sale Shares.

3.4.	Fees and Expenses. Each of the Seller and the Buyer shall be responsible for any and all of its own taxes, fees, charges and expenses that may be imposed in Hong Kong, China or U.S.A. by the related governmental authorities under relevant applicable law and rules. Notwithstanding the above, the Buyer and the Seller shall each pay an equal half of the Stamp Duty charged by the Hong Kong Internal Revenue Department under the Stamp Ordinance (Cap. 117 of the Laws of Hong Kong) (the “Stamp Duty”). Each of the Seller and the Buyer shall be responsible for any and all of its own attorney’s fees and any and all other fees charged by any other professionals, including, but not limited to, accountants and environmental matters consulting professionals.

3.5.	Payment of the Purchase Price.

(a)	Twenty percent (20%) of the total Purchase Price shall be held in an interest bearing Escrow Account at a commercial bank in Hong Kong as mutually agreed and accepted by the Seller and the Buyer for six (6) months after the Closing Date under the terms and conditions of the Escrow Agreement. Upon expiration of such six-month period, the escrow agent shall release the Escrow Funds in accordance with the terms of the Escrow Agreement.

(b)	The Seller shall have caused Haimeng to, within 15 Business Days after the Closing Date, cancel all guarantees described in Section 6.3(h). Until all such guarantees have been canceled to the reasonable satisfaction of the Buyer, the Buyer shall withhold US$12 million out of the Purchase Price (the “Deferred Amount”). Promptly after cancellation of all such guarantees and delivery of evidence thereof to the Buyer, the Buyer shall pay the Deferred Amount (or the portion thereof remaining after any reduction as a result of the application of the next sentence) to the Seller, and such payment to be made in Renminbi at the exchange rate calculated pursuant to Section 3.6 below. If the Seller has not caused the cancellation of all such guarantees within 30 calendar days after the Closing Date, the Buyer shall reduce the Deferred Amount by US$1.0 million on day 31 and by US$1.0 million on expiration of each 30 day period thereafter (i.e., day 61, day 91, etc.) until all such guarantees have been canceled.

(c)	Subject to Sections 3.2, 3.5(a), 3.5(b) and 5 hereunder, the Buyer shall pay the Seller the remaining amount of the total Purchase Price on the Closing Date.

3.6.	Exchange Rate. The Buyer shall pay the Seller the Purchase Price in Renminbi at:

the exchange rate = (the exchange rate officially published by the People’s Bank of China on the date immediately preceding the Closing Date + the exchange rate of US$ to Renminbi of 1:7.37) ÷ 2

4.	ACTIONS TAKEN PRIOR TO CLOSING

4.1.	Board Approval. Promptly after the Contract Execution Date, the Seller shall have a board resolution of the board of directors of the Company (the “Board of Directors” or the “Board”) unanimously adopted to approve this Contract (including all the schedules hereto), the transfer of the Sale Shares, and the amendment and restatement of any and all the corporate documents, including, but not limited to, the articles of associations, records and registrations of the Company to reflect the transaction contemplated in this Contract. The Seller agrees and acknowledges that the Seller shall not need an approval by any third party or parties, including, but not limited to, the other director(s) of the Company (if any), creditors or business partners, for this Contract and the transaction set forth hereunder.

4.2.	Approval of the Transfer. Promptly after the Contract Execution Date, the Buyer shall have a board resolution of its board of directors duly adopted to approve this Contract (including all the schedules hereto) and the purchase of the Sale Shares, and obtain any other necessary internal approvals of the Buyer for this Contract and the transaction set forth herein.

4.3.	Amendment of Corporate Documents and Registrations. On or before the Closing Date, the Seller shall, together with the Buyer, prepare for amendment to and restatement of any and all the corporate documents, including, but not limited to, the articles of association, records, certificates and registrations of the Company, and handle any and all other matters in connection therewith under the laws of Hong Kong in order to reflect the transaction contemplated in this Contract.

4.4.	Covenants regarding Conduct of Business to the Closing Date. From the Contract Execution Date until the Closing Date, the Seller covenants that:

(a)	except as contemplated by this Contract, the Seller shall, and shall cause the Company and Haimeng to, refrain from taking any action that would cause any significant corporate action to be taken by the Company or Haimeng without receiving the prior written consent of the Buyer;

(b)	the Seller shall not himself, nor shall he permit any of his Affiliates or Restricted Persons to, amend, supplement or otherwise modify any contracts, agreements and commitments or understandings, in each case written or oral, relating to the Company and Haimeng, respectively, their business or assets to which he or any of his Affiliates or Restricted Persons is a party or by which any of them is bound (the “Affiliate Agreements” as attached hereto as Schedule 16), nor will any of them enter into any additional contract, agreement, commitment or understanding obligating them to the Company and Haimeng, respectively, or obligating the Company and Haimeng, respectively, to them, without receiving the prior written consent of the Buyer;

(c)	the Seller shall not, and shall cause the Company not to, acquire, merge with, or consolidate with, or agree to acquire, merge with, or consolidate with, any business entity, or amend the constitution and bylaws of the Company or the articles of association of Haimeng (or similar corporate documents), without receiving the prior written consent of the Buyer;

(d)	the Seller shall, and shall cause the Company and Haimeng, respectively, to, promptly advise the Buyer of the occurrence of any event or condition that materially and adversely affects the transactions contemplated by this Contract or the assets or business of the Company and Haimeng, respectively, or the imposition of any lien, pledge, or encumbrance on any of the Sale Shares;

(e)	With the Buyer’s prior notification to and consultation with the Seller, without unduly burdening the normal operation of the Company and/or Haimeng, as the case may be, and without unreasonably delaying the Closing Date, the Seller shall, and shall cause the Company and Haimeng, respectively, to, give the Buyer and any person who has the Buyer’s written authority (“Permitted Person”), during business hours and consistent with the normal operation of its business, access to the locations owned or leased by the Company or Haimeng and to the documents, books and Records relating to the business of the Company and Haimeng, respectively, to the extent necessary to enable the Buyer to make a thorough investigation of the business, to make a physical examination of the assets and business of the Company and Haimeng, respectively, to conduct environmental examinations and to examine their documents, books and records;

(f)	With the Buyer’s prior notification to and consultation with the Seller, without unduly burdening the normal operation of the Company and/or Haimeng, as the case may be, and without unreasonably delaying the Closing Date, the Seller shall, and shall cause the Company and Haimeng, respectively, to, give the Buyer and any Permitted Person access during normal business hours to any premises at which the Company and Haimeng, respectively, carry on their business or activities, allow the Buyer and any Permitted Person to observe the conduct of the business and activities of the Company and Haimeng, respectively, supply to the Buyer and such Permitted Person any information or document in their possession or control reasonably requested by the Buyer concerning the Company and Haimeng, respectively, or their business, assist the Buyer and such Permitted Person, at the Buyer’s request, in gaining knowledge with respect to the Company and Haimeng, respectively, and their affairs and business, and allow the Buyer and such Permitted Person to investigate the truthfulness and accuracy of the Seller’s representations and warranties set forth in Section 6;

(g)	the Seller shall, and shall cause the Company and Haimeng, respectively, to, obtain all consents, approvals and waivers, either official or non-official, required to permit the transactions contemplated by this Contract;

(h)	the Seller shall, and shall cause the Company and Haimeng, respectively, to, cause the conditions set forth in Sections 4 and 5 to be satisfied on or prior to the Closing Date as specified in that section, and shall not take any other action inconsistent with their obligations hereunder or that could hinder or delay the consummation of the transactions contemplated by this Contract; and

(i)	the Seller shall discontinue and refrain from any negotiations, discussions, or communications with any potential third party purchaser other than the Buyer relating to the possible acquisition of the Sale Shares or of Haimeng’s shares or assets. The Seller shall not solicit, directly or indirectly, offers from any potential third party purchaser other than the Buyer relating to the possible acquisition of the Sale Shares or of Haimeng’s shares or assets, and the Seller shall not provide to any potential third party purchaser other than the Buyer access to the properties, books, Records, financial statements, contracts and documents of the Company and Haimeng, respectively.

4.5.	Covenants regarding Operation of the Company. Between the Contract Execution Date and the Closing Date, the Seller covenants that the Seller shall cause the Company and Haimeng, respectively, to operate their businesses in the ordinary course of business and consistent with past procedures heretofore followed in connection with such operation and otherwise in a commercially reasonable manner and in compliance with this Contract. Without limiting the foregoing:

(a)	the Seller agrees that the Seller shall not, and shall not permit the Company and Haimeng, respectively, to, without the prior written approval of the Buyer:

(i)	enter into or consent to the entering into of any contract binding on the Company and Haimeng, respectively, including without limitation any contract imposing geographic or market segment restrictions thereon which will limit their respective ability to sell products and services to other persons or entities, except in the ordinary course of business operations of the Company and Haimeng consistent with the past practices thereof;

(ii)	modify, extend, renew or terminate any contract binding on the Company and Haimeng, respectively, (including contracts evidencing, securing and otherwise relating to indebtedness of the Company and Haimeng), except otherwise expressly set forth in this Contract, or except in the ordinary course of business operations of the Company and Haimeng consistent with the past practices thereof;

(iii)	incur any additional indebtedness, or enter into any agreement that would constitute an Encumbrance on, otherwise mortgage or encumber, the Company and Haimeng or their assets;

(iv)	dispose of, agree to dispose of, or otherwise transfer the Company and Haimeng, respectively, or their assets, except for sales of inventories or collection of receivables or any other items otherwise expressly set forth in this Contract;

(v)	engage any new employees, terminate the employment of any employees or alter the terms of employment of any employees, outside the ordinary course of its business consistent with its past practice, except otherwise expressly set forth in this Contract; and

(vi)	declare or pay any dividend.

(b)	the Seller shall cause the Company and Haimeng, respectively, to:

(i)	maintain the profitability and value of the businesses of the Company and Haimeng, and protect and maintain each of their assets; and

(ii)	keep and perform all of the obligations to be performed by the Company and Haimeng under all existing contracts.

4.6.	Meetings and Operations. In addition to any other rights that the Buyer may have under this Contract, after the Contract Execution Date, subject to the Seller’s consent, the Buyer shall have the right to attend any meetings of the Company and Haimeng, respectively, and to attend to all matters in relation to the business operations of the Company and Haimeng, respectively, and the Seller shall, and the Seller shall cause the Company and Haimeng, respectively, to, take any or all actions as the Buyer may reasonably require from time to time, and render full cooperation and support to the Buyer so as to effectuate the Buyer’s rights hereunder.

4.7.	Transfer of all Business from Haiyun. Before the Closing Date,

(a)	the Seller shall, and he shall procure that LHM and Yu Lei shall, have had any and all the operations and businesses of Longkou Haiyun Vehicle Brake System Company Limited (“Haiyun”), a local Chinese company, duly merged into Haimeng and cause such merger to be legally effective by satisfying any and all the legal and tax requirements in connection therewith as required by Chinese law in this regard, including, but not limited to, handling any and all registration formalities, executing any and all documents, changing, amending and obtaining any and all necessary permits and licenses and doing any and all acts in respect of transfer of all businesses together with necessary equipment, machinery and other assets currently carried out by Haiyun to Haimeng, and upon transfer Haiyun shall cease to engage in any business activities previously and in the future carried out by Haimeng;

(b)	the Seller shall, and he shall procure Haimeng to, have carried out any and all necessary formalities and procedures to deregister Haiyun from any and all the governmental authorities in China, including without limitation, tax authorities and administration of industry and commerce;

(c)	the Seller shall, and he shall procure LHM and Yu Lei to, have sold and assigned, any and all of their respective equity interests in the registered capital of Haimeng to the Company, and the Seller shall procure the Company to have purchased and accepted all of the above equity interests, so that the Company has become the sole investor of Haimeng; and

(d)	the Seller shall, and he shall procure the Company and/or Haimeng to, have converted Haimeng into a wholly foreign owned enterprise, which shall have become legally effective by satisfying any and all the legal and tax requirements in connection therewith as required by Chinese law in this regard, including, but not limited to, handling any and all registration formalities, executing any and all documents, and changing, amending and obtaining any and all necessary permits and licenses.

4.8.	Permits and Licenses. Prior to the Closing Date, the Seller shall procure that the Seller and Haimeng shall have duly obtained any and all the permits, licenses and any other official documents or paperwork of legal effect under Chinese law necessary for the business operations of Haimeng, including, but not limited to, those as attached hereto as Schedule 5.

4.9.	Entitlement. Except those as attached hereto as Schedule 6, the Buyer shall be entitled to determine to terminate all Affiliate Agreements without any further responsibility, liability or commitment on the part of the Company and Haimeng, either severally or jointly. Such termination shall include waivers and releases by the parties thereto of all claims against the Company or Haimeng for money, services or other obligations due or arising under the terms of such agreements, and shall be in form and substance satisfactory to the Buyer.

4.10.	Execution of Certain Contracts.

(a)	On or before the Closing Date, the Seller, the Buyer and the Company shall have executed the Shareholders’ Agreement and the restated articles of association as attached hereto as Schedule 7;

(b)	On or before the Closing Date, the Seller and Haimeng shall have executed the Employment Contract;

(c)	On or before the Closing Date, each of the Retained Key Employees shall have executed the Retention Agreement with Haimeng;

(d)	On or before the Closing Date, the escrow agent, the Seller and the Buyer shall have executed the Escrow Agreement in the form and substance reasonably satisfactory to all the parties thereof, which shall include the following major terms and conditions or terms similar to that effect:

(i)	On the Closing Date, in accordance with the terms of Section 3.5 hereof, the Buyer will deposit with the escrow agent 20% of the total Purchase Price in US$, which will be converted to Renminbi at the exchange rate calculated pursuant to Section 3.6 herein and then reconverted at the then-current exchange rate available into a currency of the Seller’s selection, which selection must be made not less than five (5) Business Days prior to the Closing Date, in the Escrow Account located in Hong Kong;

(ii)	The escrow agent shall hold the Escrow Funds in the Escrow Account in trust for six (6) months from the Closing Date (the “Escrow Period”) and the Escrow Funds shall be used solely as a source of payment of the Seller’s obligations under Sections 3.2 and 11 hereof and Section 10 of the Shareholders’ Agreement. The Escrow Account shall be an interest-bearing account. As allowed by any applicable law, the Seller shall have the right, from time to time as permitted by the escrow agent’s normal business practice, to request for conversion of the Escrow Funds in the Escrow Account in one type of currency into another type of currency at his election and any losses or gains in the Escrow Funds due to such conversion shall be for the Seller’s account. Any interest earned on the Escrow Funds and any other earnings in respect thereof are the property of the Seller;

(iii)

If the Buyer is owed any amount required to be paid by the Seller pursuant to the terms hereof and of the Shareholders’ Agreement (the “Amount Owed”), the Buyer shall have the right, but not the obligation, to deliver a written notice (an “Adjustment Notice”) to the escrow agent (with a copy to the Seller) (i) setting forth the Amount Owed, (ii) requesting that such amount be paid from the Escrow Account in US$, and (iii) containing payment instructions. Within three (3) Business Days after receipt of an Adjustment Notice, the Seller shall make a decision on payment of the Amount Owed requested by the Buyer and deliver the same to the escrow agent and the Buyer. Upon the Seller’s consent, the escrow agent shall pay the Amount Owed consented by the Seller (to the extent of funds available in the Escrow Account) to the Buyer in immediately available funds according to the Buyer’s instructions within three (3) Business Days after receipt of the Seller’s consent. If the Seller fails to consent to the Buyer’s above request for payment, the dispute arising therefrom shall be resolved by arbitration as set forth in Section 10. The escrow agent shall make payment to the Buyer in accordance with the arbitration award so obtained if payment to the Buyer is required by such arbitration award;

(iv)	On the Business Day following the last day of the Escrow Period, the escrow agent shall pay, in accordance with the written instructions of the Seller and the Buyer, the balance remaining in the Escrow Account less the aggregate amounts set forth in all pending unresolved Buyer claims made in accordance with the terms hereof and of the Shareholders Agreement (the “Unresolved Buyer Claims”) and the amount in the Escrow Funds equal to the Unresolved Buyer Claims (the “Remaining Amount”) shall still be held by the escrow agent in the Escrow Account until they are resolved by arbitration in accordance with Section 10. The Remaining Amount shall be paid to the Seller or the Buyer, as the case may be, based on the relevant final binding arbitration award(s); and

(v)	As between the Seller and the Buyer, all the fees for the escrow services to be rendered by the escrow agent in connection with carrying out all its duties set forth in the Escrow Agreement shall be borne 50% by the Seller and 50% by the Buyer severally and not jointly.

(e)	On or before the Closing Date, any and other documents deemed necessary and appropriate by the Buyer (including the documents required by Section 3.2) shall have been entered into by the relevant parties thereto.

4.11.	Amendment of Business Licenses. The Seller acknowledges that he currently owns and controls Ellen Industries (Hong Kong) Limited, Shandong Longkou Haimeng Industry and Trade Company Limited, Longkou Haibo Machinery Company Limited, Longkou Haibo Machinery Company Limited Retrieval Waste and Old Metals Branch Company, Tianjin Haimeng Filter Company Limited and Bolei International Inc. and some of the above companies’ business scopes as stated in their business licenses contain the same or similar business scopes that are currently included in the business license of Haimeng. The Seller covenants that he shall procure the above relevant companies, before the Closing Date, to carry out any and all necessary formalities and procedures, including, but not limited to, handling any and all approval and registration formalities with the governmental authorities in China or elsewhere, including without limitation, tax authorities and administration of industry and commerce, executing any necessary documents, and changing, amending and obtaining new business licenses, in order to delete any and all of the following wordings from their business licenses “development, manufacturing, sale and promotion of brake drums, brake rotors and adapters” or words with similar meanings, so that the most recent business licenses of the above companies no longer contain any of the above wordings or words with similar meanings. On or before the Closing Date, the Seller shall have delivered to the Buyer a copy of the most recent business licenses of the above companies to evidence such deletions.

4.12.	Action of Haimeng. Before the Closing Date,

(a)	the Seller shall procure Haimeng and/or the Company to amend the articles of association of Haimeng in the form and substance reasonably acceptable to the Buyer, which shall reflect the board structure and management methodology set forth in the Shareholders’ Agreement and the articles of association of the Company, and for avoidance of any doubt, the Seller agrees that he shall procure the Company to appoint four (4) directors on the board of Haimeng nominated by the Buyer and one (1) director on the board of Haimeng nominated by the Seller;

(b)	the Buyer shall, upon reasonable request by the Seller or Haimeng, timely render its assistance in providing necessary documents in order for Haimeng to handle the relevant governmental procedures and registrations for validation of the above director appointments as set forth in Section 4.12(a); and

(c)	the Seller shall procure the Company and/or Haimeng to carry out any and all necessary approval and registration formalities and procedures to validate the above amendment to the articles of association of Haimeng and appointment of new directors nominated by the Buyer.

4.13.	New Trademark License Agreement. The Seller acknowledges that as of the Contract Execution Date Haimeng and Tianjin Haimeng Filter Company Limited have an existing trademark license contract with a term from January 1, 2008 to December 31, 2018 under performance. Promptly after the Contract Execution Date, the Seller covenants that he shall procure that Haimeng and Tianjin Haimeng Filter Company Limited shall, prior to the Closing Date, terminate the trademark existing license contract and cause it to cease to be of any legal force and effect. The Seller shall procure Haimeng and Tianjin Haimeng Filter Company Limited to enter into a new trademark licensing agreement with respect to use of the trademarks “Haimeng” and/or related logos, which shall only be used by Tianjin Haimeng Filter Company Limited, free of charge, on filtration products of high quality within the geographic limits of Asia and the Asian Pacific areas. The Seller shall procure Haimeng and Tianjin Haimeng Filter Company Limited to enter into the new trademark license contract with the terms and conditions reviewed and approved by the Buyer. The Seller shall procure the parties in the new trademark license contract to agree that the term of the new trademark license contract shall end on the date on which the Seller no longer owns 50% or more of the equity interest in Tianjin Haimeng Filter Company Limited, and upon the expiration of such term, Tianjin Haimeng Filter Company Limited shall have a three-year grace period to use the trademarks “Haimeng” and/or related logos, royalty-free, under the same terms and conditions as set forth in the new trademark license contract.

4.14.	Debt Reduction. The Buyer shall inform the Seller, at least 10 Business Days prior to the Closing Date, whether the Debt of Haimeng must be reduced to an aggregate amount not to exceed US$19 million (computed at the then-current exchange rate officially published by the People’s Bank of China) effective on or immediately prior to the Closing Date. If the Buyer does so inform the Seller, then the Buyer, to facilitate such reduction of the Debt, shall prepay a portion of the accounts receivable owed to Haimeng in an amount sufficient for Haimeng to so reduce the Debt of Haimeng. The effect of such prepayment and such Debt reduction on Haimeng’s Debt, cash, and accounts receivable shall not be taken into account for purposes of the calculations in Section 3.2 and such calculations shall be made as though such prepayment and such Debt reduction had not occurred.

5.	CLOSING DATE

5.1.	Conditions in Connection with the Seller. The Closing shall take place at the Shanghai Representative Office of Dorsey & Whitney LLP within ten (10) Business Days upon fulfillment of the conditions set forth in Section 4 and this Section 5 or such other date as agreed upon by the Seller and the Buyer (the “Closing Date”), provided, however, that the Closing Date shall be a date at least sixty (60) days after the Contract Execution Date or an earlier date mutually agreed upon by the Parties. On or before the Closing Date, the Seller shall, and he shall have caused the Company, Haimeng, Ms. Yu Lei and Ms. Yu Ping, to have fulfilled all of the following conditions unless any such condition set forth in this Section 5.1 is waived by the Buyer in exchange for delivery to the Seller of the Purchase Price by the Buyer:

(a)	Fulfillment of Section 4. On or before the Closing Date, terms and conditions as set forth in Section 4 shall have been fulfilled and/or complied with by the relevant party or parties thereunder.

(b)	Certificates and Permits. All related certificates and the permits and licenses as set forth under Section 4.8 above shall have been issued to the Company or Haimeng, as the case may be, by each of the relevant and necessary governmental authorities, and any and all the official documents evidencing that the Company and Haimeng, respectively, have complied with all regulations regarding annual inspection or audits or tax filing or that any necessary fines that may have been imposed on the Company and Haimeng, respectively, have been paid in full thereby;

(c)	Settlement of Accounts. The Seller shall, and shall have caused the Company and Haimeng, respectively, to, have settled in full any and all accounts between or among, as the case may be, the Company, Haimeng, the Seller and any Affiliate or Restricted Person;

(d)

Resignations. On or before the Closing Date, the Seller shall have executed and delivered to the Buyer written resignations in form and substance reasonably satisfactory to the Buyer of the directors and other appointees or nominees appointed by the Seller, the Company, Haimeng, Ms. Yu Lei and Ms. Yu Ping in connection with the

Company, and Haimeng as instructed by the Buyer, and any and all the power of attorney or authorization of any kind or nature granted to such directors, appointees or nominees by the Seller, the Company, Haimeng, Ms. Yu Lei and Ms. Yu Ping shall be duly revoked. All such directors and any other appointees or nominees shall be duly replaced by those as instructed by the Buyer with all the legally required registration procedures in connection therewith being duly satisfied under the laws of Hong Kong and China.

(e)	Officer’s Certificate. On the Closing Date, the Seller shall have executed and delivered to the Buyer a certificate in his own name or in the name of an authorized signatory of the Seller to the effect that:

(i)	such Seller’s representations and warranties made in this Contract are true, correct and accurate as of the Closing Date;

(ii)	the Seller shall have performed and complied with all of his obligations under this Contract that are to be performed or complied with thereby prior to the Closing Date, and the Seller is not otherwise in default under any of the provisions of this Contract, as of the Closing Date; and

(iii)	no litigation, proceeding, investigation, or inquiry is pending or threatened which, if sustained, would hinder or prevent the consummation of the transactions contemplated by this Contract or would adversely affect the Buyer and the Seller’s right to carry on the business of the Company and Haimeng, respectively, as presently conducted.

(f)	Delivery of Documents. On or before the Closing Date, the Seller shall, and the Seller shall cause the Company and Haimeng, respectively, to, have executed and delivered to the Buyer at a location designated and instructed by the Buyer, including, but not limited to, the current location:

(i)	any consents, waivers or documents necessary to evidence to the Buyer’s reasonable satisfaction in good faith that each of the conditions has been and remains fulfilled or waived as specified under this Contract;

(ii)	copies of resolutions adopted by the Board of Directors and shareholders (if more than the Seller alone as presently recorded) of the Company and duly executed thereby as of the Closing Date, approving the execution and delivery of this Contract and the performance by the Seller of his obligations under this Contract;

(iii)

the articles of association, certificate of incorporation or registration (including any certificate of incorporation or registration on change of name), all statutory registers, minute books and other Records of directors’ and shareholders’

meetings of the Company and Haimeng, respectively, in proper order and condition, fully entered up to the Closing Date and otherwise complying with all requirements under any law;

(iv)	all check books, financial and accounting books and Records, copies of any tax returns lodged and assessments issued under any tax laws or regulations, fringe benefits tax returns, business activity statements, land use rights fee Records, mortgages, leases, agreements, insurance policies, title documents, licenses, certificates and all other Records of the Company and Haimeng, respectively;

(v)	a duly completed authorization for the alteration of the signatories of every bank account of the Company and Haimeng, respectively, in a manner required by the Buyer; and

(vi)	the permits and licenses as set forth under Section 4.8 above and all other current permits, licenses, certificates, approvals and other documents issued to the Company and Haimeng, respectively, under any law relating to their business activities.

(g)	Execution of Certain Contracts. On or before the Closing Date, the Seller shall have executed the contracts and agreements contemplated in Section 4.10.

(h)	Other Conditions.

(i)	On or before the Closing Date if requested by Buyer, the Seller shall have introduced the Buyer to the top ten (10) customers and suppliers of the Company and Haimeng, respectively, which may vary from time to time. If requested by Buyer, the Seller shall have arranged for meetings between the Buyer and each of these customers and suppliers, and the Buyer has actually met each of these customers and suppliers;

(ii)

On or before the Closing Date, if requested by the Buyer, the Seller shall, and shall have caused the Company and Haimeng, respectively, to, have gone with the Permitted Person to all the banks that the Company and Haimeng maintain bank accounts, have duly amended signature registers of any management personnel of the Company and Haimeng with such banks in order to invalidate such signature registers, have replaced them with the signature registers of the management personnel appointed by the Buyer, and have turned to the Buyer any and all chops of the Company and Haimeng, whether with the corporate name of the Company and Haimeng, respectively, or with the name of any individuals, which have the power of authorization of the business operations of the Company and Haimeng, respectively, or access to the above bank accounts, including, without limitation, the corporate chop, the financial matters chop and the contract chop of the Company or

Haimeng, as the case may be, the chop for the Chairman of the Board, the General Manager and the Financial Manager of the Company or Haimeng, as the case may be;

(iii)	On or before the Closing Date, subject to applicable legal requirements, the Seller shall have delivered to the Buyer a letter executed under seal by each resigning director or officer of the Company and Haimeng acknowledging that he or she has no claim of any kind or nature against the Company Haimeng or the Buyer for breach of contract, loss of office, redundancy, unfair dismissal, compensation, payment or repayment of loans;

(iv)	On or before the Closing Date, the Seller shall, and he shall have caused the Company and Haimeng, respectively, to have done all other acts and executed all other documents that this Contract requires the Seller to do, or execute and deliver; and

(v)	On or before the Closing Date, in addition to the covenants as set forth herein, the Seller shall, and shall cause Ms. Yu Lei, Ms. Yu Ping, the Company and Haimeng to have ensured, that the Seller, Ms. Yu Lei, Ms. Yu Ping, the Company and Haimeng shall not take any action, engage in any activities or enter into any contracts or agreements, which shall regenerate or cause any adverse impact on or jeopardize in any manner the business operations of the Company and Haimeng or change the operational practice or business mode thereof in any manner detrimental to the Company and Haimeng.

5.2.	Payment of the Purchase Price by the Buyer. Upon the fulfillment of the conditions set forth in Section 5.1, on the Closing Date, the Buyer shall do the following:

(a)	pay to the Seller the Purchase Price, or that part of the Purchase Price as is required to be paid on the Closing Date in accordance with Section 3; and

(b)	do all other acts and execute all other documents that this Contract requires the Buyer to do, or execute and deliver on the Closing Date.

5.3.

Duties in relation to Conditions or Actions in Sections 4 and 5. Each Party shall use its best efforts to ensure that the conditions, actions, approvals, documents, contracts, or agreements referred to in Sections 4 and 5 are fulfilled or waived, taken, obtained, and executed and delivered, as the case may be, on or before the date specified in that section. Each party shall supply the other Party with copies of all applications made and documents supplied for the purpose of fulfilling any conditions, taking any actions, obtaining any approvals, and executing and delivering any documents, contracts or agreements as set forth in Sections 4 and 5. Each Party shall not take any actions that would, or would be likely to, prevent or hinder the fulfillment of any conditions, taking of any actions, obtaining of any approvals, and execution and delivery of any documents, contracts or agreements as contemplated under Sections 4 and 5. Each Party shall, within two (2) Business Days of such a Party becoming aware that a condition set forth in Section 5 has been fulfilled, notify the other Party in writing of that fact.

5.4.	Fulfillment by a Waiver. A Party may waive a condition set forth in Section 5, but only to the extent set out in the waiver:

(a)	where the condition is expressed to be for the benefit of such Party, if such Party gives a written notice of waiver of the condition to the other Party; or

(b)	otherwise, if the Seller and the Buyer agree in writing to waive the condition.

5.5.	Failure of Sections 5.1 and 5.2. The Closing is conditional on and will not be taken to have occurred until both the Buyer and the Seller have complied with all of their respective obligations under Sections 5.1 and 5.2, unless waived in accordance with Section 5.4. If either the Seller or the Buyer fails to fully comply with his or its obligations under Sections 5.1 and 5.2, which have not been waived in accordance with Section 5.4, without prejudice to any other rights the other Party may have in respect of that failure, then each Party shall:

(a)	return to the other Party all documents delivered to such Party under this Section 5;

(b)	repay to the paying Party all payments received by such Party under this Section 5; and

(c)	agree to terminate this Contract without any further responsibility or liability to the other Party.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1.	Representations and Warranties of the Parties. The Seller represents and warrants to the Buyer, and the Buyer represents and warrants to the Seller, as of each of the days from the Contract Execution Date to those thereafter, including, but not limited to, the Closing Date, that:

(a)	such Party has the full power and authority to enter into, execute and deliver this Contract and to perform the transactions contemplated hereby and such Party is duly incorporated or organized and existing under the laws of the jurisdiction of its incorporation or organization;

(b)	the execution and delivery by such Party of this Contract and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of such Party;

(c)

assuming the due authorization, execution and delivery hereof by the other Party, this Contract constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights in general; and

(d)	the execution, delivery and performance of this Contract by such Party and the consummation of the transactions contemplated hereby will not (i) violate any provision of the organizational or governance documents of such Party; (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any governmental authority in such Party’s jurisdiction of organization or any other person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, except for the consent, approval, action or filing as set forth in Section 5.1(b); (iii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which such Party is a party or by which such Party is bound; (iv) violate any order, judgment or decree against, or binding upon, such Party or upon its respective securities, properties or businesses; or (v) violate any law or regulation of such Party’s jurisdiction of organization or any other jurisdiction in which it maintains its principal office.

6.2.	Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer, and the Seller covenants that the Seller shall cause Ms. Yu Lei, Ms. Yu Ping, the Company and Haimeng to represent and warrant to the Buyer, as of each of the days from the Contract Execution Date to those thereafter, including, but not limited to, the Closing Date, that:

(a)	the Sale Shares are and will be free from any charges, pledges, Encumbrances and any third party rights of any kind or nature and shall have constituted eighty-five percent (85%) of all the share capital of the Company and, indirectly, through the Company, eighty-five percent (85%) of all the equity interests of Haimeng, after transfer to the Buyer, and the Remaining Shares are solely owned and controlled by the Seller as an individual, free from any charges, pledges, Encumbrances and any third party rights of any kind or nature and shall have constituted fifteen percent (15%) of all the share capital of the Company and, indirectly, through the Company, fifteen percent (15%) of all the equity interests of Haimeng;

(b)	there are no lawsuits, arbitral, legal, administrative or other proceedings or governmental investigations pending or, to the Best Knowledge of the Seller, threatened against the Company or Haimeng with respect to the subject matter of this Contract or that could affect in any way his ability to enter into or perform this Contract;

(c)	the Seller has, and has caused Ms. Yu Lei, Ms. Yu Ping, the Company and Haimeng to have, obtained and shall maintain in effect all the permits and licenses as set forth under Section 4.8 above and other related approvals required to execute and perform their respective obligations under this Contract;

(d)	the Seller specifically represents and warrants to the Buyer that Haimeng does not need an industrial product manufacturing license (the “Manufacturing License”) issued by the State General Administration of Quality Supervision, Inspection and Quarantine (the “SGAQSIQ”), the governmental approval authority in charge of issuing licenses with respect to manufacturing brake discs and brake drums in China, to be duly licensed by the SGAQSIQ to manufacture brake discs and brake drums or any other products currently produced by Haimeng under related Chinese law, and the Seller hereby covenants that the Seller shall have applied for and obtained, and shall cause Haimeng to have applied for and obtained, the Manufacturing License in the event the Manufacturing License is required under related Chinese law;

(e)	other than the share capital of the Company subscribed by the Seller and the one hundred percent (100%) equity interest owned by the Seller in Haimeng through the Company, none of the Restricted Persons, or any of their Affiliates, or any other person or entity owns, or has any other interest in, any of the assets owned by, used in or pertaining to the business of the Company and Haimeng, whether real or personal, tangible or intangible, including without limitation, inventions, patents, trademarks or trade names;

(f)	the Seller or any of his Affiliates or Restricted Persons that may be parties to any of the Affiliate Agreements has performed and is performing all obligations required to be performed thereby, and neither the Seller nor any of his Affiliates that is a party thereto, is in default under any Affiliate Agreements;

(g)	neither the Seller nor any of the Seller’s Affiliates, Restricted Persons or shareholders of the Company or Haimeng owes, or will owe at the Closing, any money, or has any outstanding liability, to the Company and Haimeng, respectively, nor does the Company or Haimeng owe, or will owe at the Closing, any money, or has any outstanding liability, to the Seller or any of the Seller’s Affiliates, Restricted Persons or shareholders of the Company or Haimeng;

(h)	any and all the written contracts, agreements or transactions between and among the Company, Haimeng and the Seller, or between and among the Company, Haimeng, the Seller’s Affiliates or any of the Restricted Persons, or to which the Seller, the Company, Haimeng, any of the Seller’s Affiliates or any of the Restricted Persons is a party and each of which has a total value of the subject matter involved exceeding fifty thousand United States Dollars (US$50,000) a year as attached hereto as Schedule 8 have been entered into at arm’s length, and prices paid or received in connection with these contracts, agreements and transactions were fair and computed at arm’s length;

(i)	Haimeng has not made any sales of whatsoever kind or nature to Durabrake since January 1, 2005, the sales contract between Haimeng and Durabrake shall have been terminated prior to the Closing Date and will not be renewed by Haimeng and Durabrake and the sales contract between Haimeng and Juratek had been terminated as of February 28, 2008 and will not be renewed by Haimeng and Juratek;

(j)	no customer or supplier of the business of the Company and Haimeng, respectively, has canceled or otherwise terminated, or made any written threat to the Company and Haimeng, respectively, to cancel or otherwise terminate, its relationship with the Company and/or Haimeng for any reason, including the consummation of the transactions contemplated hereby. None of the top ten (10) customers or suppliers (based on sales or purchases value) of the business of the Company and Haimeng, respectively, nor any customer or supplier which may constitute a “sole source” for the Company and Haimeng, intends to cancel or otherwise terminate its relationship with the Company and/or Haimeng, or change the terms of its relationship with the Company and/or Haimeng, or to decrease materially its services or supplies to the Company and/or Haimeng or its usage of the services or products of the Company and/or Haimeng, and since January 1, 2008, the Company and/or Haimeng has not lost any of the businesses with such customers and suppliers. To the Best Knowledge of the Seller, there are not any existing or anticipated changes in the policies or conditions, financial or otherwise, of such customers, suppliers or sales representatives that will adversely affect the business of the Company and/or Haimeng either as now conducted or subsequent to the Contract Execution Date;

(k)	to the Best Knowledge of the Seller, there are not any facts inconsistent with the Buyer’s intention of carrying on the business of the Company and Haimeng, respectively, substantially as heretofore conducted, or of any existing or anticipated changes in the practices and policies (including production and procurement practices and policies) of the Company and/or Haimeng’s customers, suppliers, or others with whom it transacts business or in the availability of materials, supplies, transportation or fuel or utilities that will adversely affect the future prospects for profitable operation of such business. To the Best Knowledge of the Seller, no persons who provide services or sell goods to the Company and/or Haimeng will or may cease to provide such services or sell such goods at any time in the future;

(l)	the minute books of the Company and Haimeng, respectively, which have been made available to the Buyer for its inspection, contain true and complete records of all meetings of the Board and written resolutions in lieu of meeting of the Board since the date of issuance of the Company and/or Haimeng’s initial certificate of incorporation or business license and accurately reflect all transactions referred to in such minutes and written resolutions in lieu of meeting;

(m)	no meetings have been convened, resolution proposed, petition presented or order made for the winding up of the Company and/or Haimeng and no receiver, receiver and manager, provisional liquidator, liquidator, administrator or other officer of the court has been appointed in relation to the Company and/or Haimeng or any part of its undertaking or assets;

(n)	no resolutions have been passed by the members or directors of the Company and Haimeng, respectively, except in the ordinary course of business of the Company and/or Haimeng and those necessary to give effect to this Contract and all other documents in connection with the transaction as contemplated hereunder;

(o)	the conduct of the business of the Company and Haimeng is in compliance with all applicable Laws of Hong Kong and China, respectively;

(p)	there have not been any material changes in the accounting methods being used by the Company and/or Haimeng since its establishment, which may adversely affect the operations and accounting practice of the Company and/or Haimeng;

(q)	except as otherwise disclosed in Schedule 9 hereto with respect to the leased buildings and land, the Company and Haimeng have good and valid title to all the tangible and intangible properties used or held for use in the business, and with respect to all real property, valid and subsisting title or granted land use rights, in each case free and clear of any Encumbrance, which has been duly and solely registered under the name of Haimeng, as attached hereto as Schedule 9;

(r)	the facilities, machinery, equipment, furniture, buildings, fixtures, vehicles and other tangible property of the Company and Haimeng, respectively, are in good operating condition and repair and are suitable for their intended use;

(s)	all the assets of the Company and Haimeng are maintained at a reliable and sufficient level both in quality and in quantity as required by the regular operations thereof during their respective ordinary course of businesses;

(t)	attached hereto as Schedule 14 are the following financial statements (the “Financial Statements”): (i) balance sheets and statements of income as of and for the fiscal years ended December 31, 2006, and December 31, 2007 (the “Most Recent Fiscal Year End”), for the Company and Haimeng, respectively; and (ii) balance sheet and statement of income (the “Most Recent Financial Statements”) as of and for the period ended March 31, 2008 (the “Most Recent Fiscal Month End”), for the Company and Haimeng. The Financial Statements were prepared in accordance with GAAP and fairly present in all respects the financial position of the Company and Haimeng and the results of operations of the Company and Haimeng as of such dates.

(u)	except as disclosed on Schedule 15, as of the Most Recent Fiscal Year End, the Company and/or Haimeng, respectively, has not had any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, unaccrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement or in the notes thereto (“Liabilities”) that were not fully and adequately reflected or reserved against on the Financial Statements for December 31, 2007. The Company and/or Haimeng has not, except in the ordinary course of business, incurred any Liabilities since the Most Recent Fiscal Year End. To the Best Knowledge of the Seller, there is not any circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities of the Company and/or Haimeng except in the ordinary course of business;

(v)	any financial information, documents or other data, which are disclosed by the Company and/or Haimeng to the independent certified public accountants for the purpose of preparing the Closing Date Financial Data, present a true and fair view of the affairs, financial positions, assets, and liabilities of the Company and Haimeng, respectively, and of their income, expenses and results of operations for the financial year ended thereon;

(w)	except as otherwise disclosed in Schedule 19 hereto, since the Most Recent Fiscal Year End, there has been no adverse change in the business, properties, operations or condition (financial or otherwise) of the Company and Haimeng, respectively, and to the Best Knowledge of the Seller, there has not been any such change that is threatened, nor has there been any damage, destruction or loss that could have or has had an adverse effect on the business, properties, operations or condition (financial or otherwise) of the Company and/or Haimeng, whether or not covered by insurance;

(x)	no dividend or distribution of capital or income has been declared, made or paid in respect of any capital of the Company and Haimeng, respectively, whether of Cash, specific assets or otherwise, since the Most Recent Fiscal Year End;

(y)	the Company is not in violation of any applicable order, judgment, injunction, award, decree or writ naming the Company and/or Haimeng (collectively, “Orders”) or any applicable law, regulation, rule or other requirement (collectively, “Laws”), of any government or any agency of any such government, or any court or arbitrator (collectively, “Governmental Bodies”), and neither the Company and/or Haimeng nor the Seller has received notice that any such violation is being or may be alleged;

(z)	there are no outstanding Orders against or involving the Company and/or Haimeng. There are no actions, suits, claims or legal, administrative or arbitral proceedings or investigations (collectively, “Claims”) (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the Best Knowledge of the Seller, threatened, against or involving the Company and/or Haimeng or any of its properties or assets;

(aa)	except as otherwise disclosed in Schedule 20 hereto, the Company and Haimeng have not granted to any third party any rights in respect of the Intellectual Property Rights that the Company or Haimeng owns or uses by ways of licensing or in any other manners, and has not infringed the Intellectual Property Rights of any third party, nor has the Company or Haimeng used any of the Intellectual Property Rights of any third party, except those as attached hereto as Schedule 10, in conduct of its normal businesses. To the Best Knowledge of the Seller, there is not any allegation or basis on which an allegation could be made that the Company or Haimeng has infringed the Intellectual Property Rights of any third party;

(bb)	including, but not limited to, those as set forth under Section 4.8 above, the Company and Haimeng, respectively, have in their own names all licenses, permits, exemptions, consents, waivers, rights, orders or approvals of, and has made all required registrations with, any Governmental Body that are deemed necessary and appropriate by the Buyer to the conduct of the business of, or the intended use of any properties of, the Company and Haimeng (collectively, “Permits”). All Permits are in full force and effect; no violations are or have been recorded in respect of any of the Permits; and no proceeding is pending or, to the Best Knowledge of the Seller, threatened to revoke or limit any of the Permits. No action by the Seller or the Company or Haimeng is required in order that all Permits will remain in full force and effect immediately after the consummation of the transactions contemplated hereby;

(cc)

the Company and Haimeng have paid all income tax, value-added tax, business tax, stamp duties, customs tariffs, and other taxes, whether or not measured in whole or in part by net income, or whether or not measured in whole or part by any transaction amount, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing (collectively, “Taxes” or, individually, a “Tax”) required to be paid thereby through the Closing Date, and shall have timely paid any Taxes required to be paid thereby on or before the Closing Date. The Company and Haimeng have timely filed all Tax returns required through the Contract Execution Date, and shall prepare and timely file, in a manner consistent with prior years and applicable laws and regulations, all Tax returns required on or before the Closing Date. No penalties or other charges are or will become due with respect to the late filing of any

Tax returns of the Company and Haimeng required to be filed on or before the Closing Date. The Company and Haimeng, respectively, do not expect any authority to assess any additional Taxes for any period for which Tax returns have been filed. There is no dispute or claim concerning any Tax liability of the Company or Haimeng either (i) claimed or raised by any authority in writing or (ii) as to which the Seller has knowledge;

(dd)	all amounts of Taxes, including, but not limited to, the individual income tax and the social welfare contribution, required by law to be deducted by the Company and Haimeng, respectively, from the salary or wages of the employees, and agents of the Company and Haimeng, respectively, or payments to contractors have been deducted and remitted to the relevant tax authorities within the time allowed by the relevant tax law or the relevant tax authorities;

(ee)	any withholding Taxes that are required to be withheld from any payment made by the Company and Haimeng, respectively, have been duly withheld and remitted to the relevant tax authorities within the time allowed by the relevant tax law or the relevant tax authorities;

(ff)	the Company or Haimeng is not in default under any contract to which the Company or Haimeng is a party, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. To the Best Knowledge of the Seller, no other party to any such contract is in default thereunder nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder;

(gg)	all inventories of Haimeng are in good and merchantable condition, and suitable and usable or salable in the ordinary course of business for the purposes for which they are intended. Haimeng’s stock of finished goods, including packaging, is adequate for the current business trading requirements of the Company and Haimeng. Haimeng’s unfinished goods and packaging materials are in good condition and capable of being used to produce the Haimeng’s current products. The packaging and labels for Haimeng’s finished goods are not false, misleading, deceptive or in any other way contrary to any law. The stock in trade of the Company and Haimeng is in good condition and is capable of being sold by the Company and Haimeng in the ordinary course of business in accordance with their respective current price lists, without rebate or allowances to a buyer. Haimeng’s level of stock is sufficient to meet the requirements of the business operations of the Company and Haimeng and is not materially surplus to the requirements of the Company and Haimeng. To the Best Knowledge of Seller, there is not any adverse condition affecting the supply of materials available to Haimeng;

(hh)	Except as otherwise disclosed in Schedule 21 hereto, all accounts receivable of the Company and Haimeng, respectively, at the Closing will be good, current, not more than 30 days past due and fully collectable in the ordinary course of business, and none of the accounts receivable will be subject to a valid defense, counterclaim or set-off. All accounts payable are current and not more than 30 days past due;

(ii)	each contract under which the Company or Haimeng is an insured party (the “Insurance Contract”) is in force and there is no fact or circumstance known to the Company or Haimeng or the Seller that would lead to any Insurance Contract being terminated. Under the Insurance Contracts, all of the property and assets of the Company and Haimeng of an insurable nature are insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against for similar businesses in similar industries; and the Company and Haimeng are adequately insured for such amounts as would be maintained in accordance with prudent business practice in respect of all risks, including in relation to damage to property, personal injury, public liability, product liability, workers’ compensation and business interruption. There are no outstanding claims or insurance premiums payable under any of the Insurance Contracts;

(jj)	the Records of the Company and Haimeng, respectively, are in the possession or under the control thereof, have been fully, properly and accurately kept and maintained and are up to date, have accurately recorded the details of all of the transactions, finances, assets and liabilities of the Company and Haimeng, and have been prepared in accordance with the requirements of GAAP;

(kk)	no damage to or destruction or loss of any asset of the Company or Haimeng having a value in excess of fifty thousand United States Dollars (US$50,000), whether or not covered by insurance, has occurred;

(ll)	neither the Company nor Haimeng has entered into, terminated or received notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar contract to which the Company or Haimeng is a party, or (ii) any contract or transaction involving a total remaining commitment by the Company or Haimeng of at least fifty thousand United States Dollars (US$50,000);

(mm)	there has not been any sale (other than sales of inventories in the ordinary course of business), lease or other disposition of any one or more of the assets or properties of the Company or Haimeng having a value in excess of fifty thousand United States Dollars (US$50,000) individually or in the aggregate or the creation of any Encumbrance on any assets, except as otherwise disclosed in Schedule 22 hereto;

(nn)	there is no strike, labor dispute or campaign or slowdown current, pending or threatened against the Company and Haimeng in the last three (3) years. There are no facts or circumstances, to the Best Knowledge of the Seller, the Company and Haimeng, that may result in an industrial dispute between the Company or Haimeng and any of its employees and no pay claims have been made, or are likely to be made, against it;

(oo)	with respect to the employees or directors of the Company or Haimeng, as the case may be,

(i)	it has complied in all respects with all contractual, statutory, legal and fiscal obligations of and in relation to its employment of its employees, including, all withholding obligations, all codes of practice, collective agreements and awards;

(ii)	it has not altered any existing bonus, profit share or employee incentive plans or schemes for its employees, and has not created any new bonus, profit share or employee incentive plans or schemes for its employees;

(iii)	the basis of the remuneration payable to the directors and the employees is the same as that in force as of January 1, 2008 and that basis will not be altered before the Closing Date;

(iv)	no money other than in respect of remuneration or benefits of employment is payable to any director or employee of the Company or Haimeng;

(v)	it is not under any present or contingent liability to pay compensation for loss of office or employment to any ex-officer or ex-employee and there are no payments due in connection with the redundancy of any employee;

(vi)	since June 30th, 2007, no remuneration or fees have been paid or agreed by the Company or Haimeng to be paid to any director of the Company or Haimeng except remuneration for those otherwise specified under a written Board resolution or resolutions authorizing such remuneration;

(vii)	there are no retirement benefit schemes, pension schemes or other pension arrangements whether legally enforceable or not, relating to the Company or Haimeng in operation on the Contract Execution Date, except otherwise required under Chinese law, and no such schemes or arrangements will be established and there are no retirees or ex-employees who are or will receive any payment of any kind or nature from the Company or Haimeng before the Closing Date;

(viii)	it has not entered into or altered any contract of service with its employees, or increased or agreed to increase the rate of remuneration or compensation payable to any of its employees, except otherwise expressly set forth in this Contract for the Retained Key Employees; and

(ix)	it has complied in full with any and all applicable law and rules regulating and governing worker’s safety, and there has not been any unreported worker’s injury case which has caused and resulted in one working day or more missed, except as otherwise disclosed in Schedule 23.

(pp)	none of the Seller or the Company or Haimeng or the directors, officers, employees, agents or representatives of the Company or Haimeng has offered, promised or given or will offer, promise or give any money or any other thing of value to any government official, any political party or official thereof, any candidate for political office, or any other person or organization, while knowing, or having reason to know that all or any portion of such money or thing of value has been offered, promised or given directly to any of the aforementioned persons or organizations, for the purpose of influencing any action, omission or declaration by the recipient in order to facilitate the approval or establishment of the Company or Haimeng, the business of the Company or Haimeng or the approval of any of the transactions contemplated hereby, and none of the Seller or the Company or Haimeng or the directors, officers, employees, agents or representatives of the Company or Haimeng has taken any action that would otherwise violate any law, rules and regulations of China or any other jurisdictions, including, but not limited to, Hong Kong and U.S.A., against corruption and bribery;

(qq)	the Company and Haimeng have complied with all the Laws, judgments and rulings of Hong Kong and China relating to any matters of pollution or of environmental regulation or control. The Company and Haimeng have not received any written notice of any actual or claimed or asserted failure so to comply that alone, or together with any other such notices that have been previously or concurrently received, might result in an adverse effect on the condition of the Company and Haimeng. No hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants (collectively “Hazardous Materials”) are stored or handled on any property of the Company, except the locations as attached hereto as Schedule 11, in violation of any applicable Law. The Company or Haimeng has not disposed of any Hazardous Materials in a manner that may give rise to a Claim against the Company or Haimeng;

(rr)

all documents, contracts, instruments, certificates, notices, statements, schedules and any other papers whatsoever (collectively, “Documents”) delivered by or on behalf of the Seller in connection with this Contract and the transactions contemplated hereby are true, complete and authentic. No representation or warranty of the Seller contained in this Contract, and no Document furnished by or on behalf of the Seller pursuant to this Contract or in connection with the transactions contemplated hereby, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein. No representation or warranty of the Seller contained in this

Contract, and no Document furnished by or on behalf of the Seller pursuant to this Contract, or in connection with the transactions contemplated hereby, is false or misleading. There is no fact that the Seller has not disclosed to the Buyer in writing that adversely affects or could adversely affect, the business, properties, operations, prospects or condition (financial or otherwise) of the Company and/or Haimeng or the ability of the Seller to perform this Contract;

(ss)	the Seller has disclosed to the Buyer all the bank loans, letters of credit, pledges, guarantees, other Debts of any kind or nature and credit lines of the Company and Haimeng as attached hereto as Schedule 12;

(tt)	Haimeng is the legitimate owner of all its properties, either real or personal, and Haimeng does not use any tools or other items of a third party, including, but not limited to, its customers or suppliers;

(uu)	Neither the Company nor Haimeng owns or has, legally or beneficially, any equitable, financial, management or other interest in any other company or person (including any corporation, partnership, unincorporated company or association in any jurisdiction);

(vv)	Neither the Company nor Haimeng has entered into any contract, agreement, or offering which when performed would alter its registered or issued capital or result in a change in the percentage of itself held, directly or indirectly, by the Parties; and

(ww)	No person is entitled to receive from the Company, Haimeng or any Party a commission, brokerage fee or finder’s fee in connection with the sale of the Sale Shares.

6.3.	Further Representations, Warranties and Covenants of the Seller.

(a)	The Seller covenants to the Buyer that the Seller shall use his best efforts, after the Closing Date, to assist the Buyer, the Company and Haimeng in maintaining the business relationship with the top ten (10) customers in terms of sales value, which may vary from time to time;

(b)	The Seller covenants to the Buyer that the Seller shall cause the relevant parties to enter into with the Company, Haimeng and/or the Buyer, as the case may be, and perform the Employment Contract and the Retention Agreement in accordance therewith;

(c)	The Seller hereby represents and warrants to the Buyer, as of the Closing Date, and the Seller shall cause the Company and Haimeng, respectively, to represent and warrant, as of the Closing Date, that the Company and Haimeng, respectively, have certain undistributed profits from January 1, 2008 to the Closing Date (the “Undistributed Profits”). The Seller covenants to the Buyer that the Seller shall cause the Company and Haimeng, respectively, not to declare or distribute any and all part of the Undistributed Profits before the Closing Date and cause the Company and Haimeng, respectively, to retain the Undistributed Profits on and after the Closing Date;

(d)	The Seller covenants that prior to the Closing Date, the Seller shall pay and shall cause the Company or Haimeng, as the case may be, to pay all the overdue taxes, regardless of nature and kind, to the relevant tax authority within the time limit as allowed by the relevant tax authority;

(e)	The Company and Haimeng have no commissioned agents receiving any payment of any kind or nature therefrom, except those as attached hereto as Schedule 13;

(f)	The Company and Haimeng have no bank accounts or other banking relationships of any kind or nature, except those on a list as attached hereto as Schedule 17;

(g)	There are no ex-shareholders or investors, if any, of the Company or Haimeng or any subsidiary, who shall be responsible or liable for any claims or matters of any kind or nature outstanding and pending on behalf of the Company or Haimeng and shall not be entitled to any payment of any kind or nature from the Company or Haimeng;

(h)	the Seller shall have caused Haimeng to, within 15 Business Days after the Closing Date, have cancelled, to the reasonable satisfaction of the Buyer, any and all the guaranties provided thereby to any of the Restricted Persons or any of their Affiliates or any other third party or parties, including, but not limited to, Longkou Longji Machinery Company Limited and Shandong Longji Group Company Limited, for any of their loans, Debts or other liabilities; and

(i)	From and after the Closing Date, the Seller and the Buyer shall cooperate with each other to cause cancellation of all the guaranties provided to Haimeng by any of Haimeng’s Affiliates, any of the Restricted Persons or any of their Affiliates or any other third party or parties, including, but not limited to, Longkou Longji Machinery Company Limited and Shandong Longji Group Company Limited.

7.	INVESTMENT CERTIFICATES

7.1.	Issuance of New Certificates. On the Closing Date, the Seller shall present for cancellation to the Buyer the investment certificates previously issued by Haimeng to the Company, LHM, the Seller and Ms. Yu Lei and the new investment certificate issued by Haimeng to the Company as a one hundred percent (100%) equity owner and investor of Haimeng. On the Closing Date, the Seller shall procure the Company to present to the Buyer the stock certificates of the Company representing the Sale Shares.

8.	CONFIDENTIALITY AND RESTRICTIONS ON PUBLICITY

8.1.	Confidentiality Obligation of the Parties. Each Party undertakes to the other Party that it shall not, during the term of this Contract or anytime thereafter,

and the Seller undertakes that he shall procure that his respective officers, employees who have access to secret, confidential or proprietary Information related to the other Party or Affiliate thereof, which is defined in Section 8.4, agents, consultants, professional advisors and Affiliates and the respective officers, employees and agents of each such Affiliate shall not, on and before the Closing Date, for whatever reason, except in the proper performance of this Contract and with the prior written consent of the other Party, use or divulge to any person, or publish or disclose or permit to be published or disclosed, any secret, confidential or proprietary Information, which is defined in Section 8.4, relating to the other Party, or an Affiliate thereof, that such Party has received or obtained or may receive or obtain (whether or not, in the case of documents, they are marked as confidential) in connection with the other Party, their business, their assets, this Contract or the transactions contemplated hereby, except in situations where relevant disclosure is consistent with the past business practice of such Party.

8.2.	Confidentiality Obligation of the Seller and the Existing Employees of the Company and Haimeng. The Seller shall, and he shall, prior to the Closing Date, cause the Company and Haimeng, to undertake that the Seller and the existing officers and employees of the Company and Haimeng, during and after their respective employment with the Company or Haimeng, as the case may be, for whatever reason, except in the proper performance of this Contract and with the prior written consent of the Buyer, shall not use or divulge to any person, or publish or disclose or permit to be published or disclosed, any secret, confidential or proprietary Information, which is defined in Section 8.4, relating to the Buyer, the Company, Haimeng or an Affiliate thereof, that such officers or employees have received or obtained or may receive or obtain (whether or not, in the case of documents, they are marked as confidential) in connection with the Buyer, the Company or Haimeng or the respective business or assets of the Buyer, the Company or Haimeng, this Contract or the transactions contemplated hereby. The Seller covenants that he shall, and he shall procure that the respective officers, employees, agents, consultants or professional advisors of the Company and Haimeng and the Affiliates and the respective officers, employees and agents of each such Affiliate shall, during the term of this Contract and anytime thereafter, take all reasonable measures in order to enforce his, her, its or their, as the case may be, confidential obligations in Sections 8.1 and 8.2.

8.3.	Exceptions. The restrictions and obligations of Section 8.1 shall not apply to:

(a)	the disclosure of the Information that the disclosing Party can reasonably demonstrate was in the public domain through no fault of its own and other than by reason of any breach by any person of a legally binding obligation of confidentiality with respect to the relevant Information;

(b)

the disclosure of the Information where the disclosure is required by law, pursuant to a court order, by the rules and regulations of any securities exchange on which the securities of a Party or an Affiliate thereof are listed (or to which a Party (or an Affiliate thereof) is subject) or by any governmental or other regulatory body; provided that the Party concerned shall, to the extent practicable, provide in advance a draft of any such required disclosure to the other Party and incorporate any modifications reasonably requested by the other Party;

(c)	the disclosure of the Information in confidence to any professional adviser to a Party for the purpose of obtaining advice or assistance in connection with its obligations or rights, or the obligations or rights of such Party hereunder, if the recipient has entered into, or is otherwise subject to, obligations of confidentiality substantially similar to those contained in this Section 8; or

(d)	the disclosure of the Information by the Buyer to any person that is not a competitor of the Seller and is a potential provider of financing or purchaser or subscriber for any or all of the shares or assets or undertaking of the Buyer or an Affiliate thereof or for other similar business purposes, if the recipient has entered into obligations of confidentiality substantially similar to those contained in this Section 8.

8.4.	Information. For the purpose of this Section 8, “Information” of a Party includes the following:

(a)	any information disclosed by such Party or any of its representatives to the other Party or any of their representatives for or in relation to the transaction contemplated hereunder, whether disclosed verbally, in writing or in any tangible or intangible form whatsoever (including electronically) or by inspection of tangible objects or otherwise, relating to any aspect of the business of such Party or any of its Affiliates, including marketing plans, commercial or financial information, trade secrets, know-how, demonstrations, drawings, prototypes, models, samples, devices, specifications, proprietary data, algorithms, software source, any intellectual properties, object code or documents, and formulae of whatever description;

(b)	any information concerning the affairs or property of such Party or an Affiliate thereof or any business, property or transaction in which such Party or an Affiliate thereof may be or may have been concerned or interested; or

(c)	any information relating to the business methods of such Party or an Affiliate thereof.

8.5.

Publicity. Subject to Section 8.3(b), no Party shall make, and each Party shall procure that its respective officers, employees, agents and Affiliates and the respective officers, employees or agents of each such Affiliate shall not make, any public announcement or comment regarding this Contract or the transactions contemplated hereby without first consulting with and obtaining the prior written consent of the other Party, except to the extent that such announcement or comment is required by law, pursuant to a court order, by any securities exchange on which securities of such Party or an Affiliate thereof are listed or by any governmental or regulatory body; provided that the

Party concerned shall, to the extent practicable, provide in advance a draft of any such required announcement or comment to the other Party and incorporate any modifications reasonably requested by the other Party.

8.6.	Security Measures. Each Party that receives the Information shall:

(a)	establish and maintain effective security measures to safeguard the Information of the disclosing Party from unauthorized access or use (including at a minimum using the degree of care that it takes to protect its own confidential information of a similar nature);

(b)	keep the Information of the disclosing Party under its control; and

(c)	immediately notify the disclosing Party of any suspected or actual unauthorized use, copying or disclosure of the Information of the disclosing Party.

8.7.	Provision of Assistance. Each Party that receives the Information shall provide assistance, reasonably requested by the disclosing Party in relation to any proceedings that the disclosing Party may take against any person for unauthorized use, copying or disclosure of the disclosing Party’s Information.

9.	NON-COMPETITION

9.1.	Prohibited Competition. The Seller recognizes and acknowledges the competitive and proprietary nature of the Company and/or Haimeng’s business operations. The Seller acknowledges and agrees that a business will be deemed competitive with the Company and/or Haimeng if it engages in a line of business in which it performs any of the principal services or researches, develops, manufactures or sells any of the principal products provided or offered by the Company and/or Haimeng or under development by thereby, or any products designed or marketed primarily to fulfill the same function, whether or not similar (the “Field of Interest”).

In consideration of the Buyer’s agreement to purchase and pay for the Sale Shares in exchange for the Seller’s promise, on his own behalf and on behalf of his spouse, and the Seller and his spouse’s act, not to compete with the Field of Interest, from the Closing Date until six (6) years after expiration or termination of employment of the Seller in the case of the Seller and his spouse, and in consideration of the Buyer’s agreement to purchase and pay for the Sale Shares in exchange for the Seller’s promise, on behalf of his children, and his children’s act, not to compete with the Field of Interest, from the Closing Date until two (2) years after expiration or termination of employment of the children in the case of the Seller’s children (each, a “Restricted Term”), the Seller acknowledges that the consideration paid to him is good, valuable and sufficient, and he agrees that during the Restricted Term, he shall not, and he shall procure his spouse and children not to, without the prior written consent of the Buyer, the Company and Haimeng:

(a)	except for the Remaining Shares owned by the Seller in the Company, directly or indirectly, either as principal, or through an agent, Affiliate,

stockholder, employee, creditor, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected, or otherwise associate in any manner with, engage in or have a financial interest in, any business whose primary line of business is in the Field of Interest, or in any other business in which such a person or company has any direct operating or scientific responsibility in the Field of Interest anywhere in the entire world, except that nothing contained herein shall preclude such a person or company from purchasing or owning stock in any such competitive business if such stock is publicly traded, and provided that such a person or company’s holdings do not exceed one percent (1%) of the issued and outstanding capital stock of such business;

(b)	either individually or on behalf of or through another person or entity, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing in the Field of Interest with the Buyer, the Company or Haimeng or any present or future parent, subsidiary or other Affiliate thereof which is engaged in the Field of Interest, any joint venture or collaborative research partners, customers or patrons of the Buyer, the Company or Haimeng, or any prospective customers or patrons in the Field of Interest (or similar offering of services);

(c)	directly or indirectly, either as principal, or through an agent, Affiliate, stockholder, employee, consultant, representative or in any other capacity, interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the Contract Execution Date) of the Company, Haimeng and/or the Buyer or any of its Affiliates with its customers, clients, suppliers, partners, members or investors;

(d)	enter into employment with or render any services to any third party (or its division or Affiliate) who engages in the Field of Interest; and

(e)	either directly or indirectly through another person, entity, agent or an Affiliate, solicit, hire, employ, or attempt to solicit, hire and employ any officers and employees of the Company or Haimeng currently under the employment with the Company or Haimeng as of the Contract Execution Date hereof and three (3) years thereafter, unless a prior written consent shall have been obtained from the Buyer.

9.2.	Further Acknowledgement. The Seller further recognizes and acknowledges that:

(a)	the types of competition that are prohibited by this Section are narrow and reasonable in consideration of the Buyer’s purchase of and payment for the Sale Shares; and

(b)

the specified geographical scope of the provisions of this Section is reasonable, legitimate and fair to the Seller in light of the Company or Haimeng’s need to perform its research and to develop and market its services and to develop and sell brake drums, brake rotors, adapters, filters and any other products sold in the preceding twelve (12) months by the Buyer, the Company and/or Haimeng worldwide, which shall exclude packaging materials and bags, in a large geographic area in order to have a sufficient customer base to make the Company or Haimeng’s business profitable and in light of the limited restrictions on the type of business prohibited herein compared to the types of business that the Seller is capable of engaging in.

9.3.	Reasonableness. If any part of this Section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section is intended to and shall extend only for such period of time, in such area and with respect to such activities as is determined to be reasonable.

10.	TERMINATION

10.1.	Termination. This Contract may be terminated prior to the Closing Date as follows:

(a)	at the election of the Buyer, if any one of the conditions set forth in Sections 4 and 5 has not been fulfilled as of the Closing Date;

(b)	at the election of either the Seller or the Buyer, if any legal proceeding is commenced or threatened by any governmental authority seeking to prevent the consummation of the transactions contemplated hereby and the Seller or the Buyer, as the case may be, reasonably and in good faith deems it impracticable or inadvisable to proceed in view of such legal proceeding;

(c)	at the election of the Seller, if the Buyer has breached any material representation, warranty, covenant or agreement contained in this Contract, which breach cannot be or is not cured by the Buyer by the Closing Date, under which circumstances, the Buyer shall pay to the Seller a break-up fee of US$1,000,000 within five (5) Business Days after the termination of this Contract by the Seller;

(d)	at the election of the Buyer, if the Seller has breached any material representation, warranty, covenant or agreement contained in this Contract, which breach cannot be or is not cured by the Seller by the Closing Date, under which circumstances, the Seller shall pay to the Buyer a break-up fee of US$1,000,000 within five (5) Business Days after the termination of this Contract by the Buyer;

(e)	at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyer; or

(f)	at the election of either Party if the Closing Date has not occurred on November 30, 2008, which election shall be made within sixty (60) days thereafter.

10.2.	Survival After Termination. If this Contract terminates pursuant to Section 10.1 and the transaction contemplated by this Contract is not consummated, this Contract shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of a Party on account of the non-satisfaction of the conditions set forth in Sections 4 and 5 resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of the other Party under this Contract. Notwithstanding anything in this Contract to the contrary, Sections 8, 9, 10.2, 11, 12, 13 and 14 shall survive any termination of this Contract.

11.	INDEMNIFICATION

11.1.	Indemnification. Each Party (an “Indemnifying Party”) shall indemnify, defend and hold each other Party and such Party’s officers, directors and employees (each, an “Indemnified Party”) harmless from and against any and all damages, lawsuits, costs, expenses, fines and penalties, including reasonable attorney fees and interest incurred by the Indemnified Party, in connection with or arising from (a) any breach of, or inaccuracy in, any representation or warranty of the Indemnifying Party contained in this Contract, and (b) any failure by the Indemnifying Party to perform any covenant or agreement to be performed by it under this Contract.

11.2.	Indemnification by the Seller.

(a)	The Seller agrees that the Seller shall fully indemnify the Buyer against any and all loss, cost, liability, or expense (including, without limitation, costs and expenses of litigation and, to the extent permitted by law, reasonable attorney’s fees) incurred by the Buyer by reason of (i) the incorrectness of any of the representations or warranties, or the breach of any of the covenants or agreements of the Seller contained in this Contract or in any other instrument executed or delivered by such Seller in connection with this Contract or given on or before the Closing Date; and (ii) the Seller’s breach, on or before the Closing Date, of any agreements with third parties in connection with the Company and/or Haimeng; or (iii) the assertion against the Buyer or the Company and/or Haimeng of any liability or obligation of the Company and/or Haimeng arising or accruing prior to the Closing Date.

(b)	If a claim is made after the Closing Date against the Buyer, the Company and/or Haimeng due to a product manufactured or a service provided prior to the Closing Date, the Seller shall fully indemnify, defend and hold the Buyer, the Company and/or Haimeng, as the case may be, harmless from and against any and all damages, lawsuits, costs, expenses, fines and penalties, including reasonable attorney fees and interest incurred by the Buyer, the Company and/or Haimeng, as the case may be, in connection with or arising from such claim.

(c)	If after the Closing Date a third party makes a claim against the Buyer, the Company and/or Haimeng of any liability or obligation of the

Company and/or Haimeng indemnified by the Seller in accordance with Sections 11.2(a) and 11.2(b) (a “Third Party Claim”), the Buyer will notify the Seller of such Third Party Claim and turn over such Third Party Claim to the Seller. The Seller shall exercise his own discretion to determine whether he wishes to bring proceedings or to defend such Third Party Claim at his own cost and expense. If the Seller fails to bring proceedings or defend such Third Party Claim within 90 days or such shorter period as required by any applicable procedural court or arbitration rules and regulations, during which the Third Party Claim is required to be answered, after the Buyer notifies the Seller of such Third Party Claim, the Buyer, the Company and/or Haimeng, as the case may be, shall have the right, but no obligation, to bring proceedings or to defend such Third Party Claim at the Seller’s cost and expense and such entity shall have sole control of any such proceedings or defense.

(d)	To recover amounts eligible for indemnification under Sections 11.2(a) and 11.2(b) (each an “Indemnification Amount”), the Buyer may withdraw the Escrow Funds from the Escrow Account in accordance with the Escrow Agreement. If the Escrow Funds are less than an Indemnification Amount the Buyer is entitled to withdraw (the difference is hereinafter referred to as an “Indemnification Shortfall”), the Seller shall make up the Indemnification Shortfall to the Buyer through payment of cash with 60 days after such shortfall is ascertained by the Buyer. If the Seller fails to make up the Indemnification Shortfall within such 60 day period, the Buyer may purchase Remaining Shares from the Seller such that the value of those Remaining Shares so purchased equals the Indemnification Shortfall. For the purpose of this Section 11.2 only, the Remaining Shares shall be valued equally to their option value as determined by Schedule 3 of the Shareholders’ Agreement attached hereto as Schedule 7. The costs, taxes and fees associated with such a purchase under this Section shall be borne exclusively by the Seller and shall not be counted as payment of any Indemnification Amount.

11.3.	Maximum Indemnification. The Parties agree that the maximum amount that the Seller shall indemnify under this Section 11 shall not exceed 50% of the total Purchase Price as set forth in Section 3.1 herein.

12.	GOVERNING LAW AND DISPUTE RESOLUTION

12.1.	Governing Law. The formation, validity, interpretation, execution and settlement of disputes under this Contract shall all be governed by the officially published and publicly available laws of Hong Kong. When the officially published and publicly available laws of Hong Kong do not cover a certain matter, international legal principles and practices will apply.

12.2.

Friendly Consultation. Any dispute, controversy or claim arising out of or relating to this Contract, or the performance, interpretation, breach, termination or validity hereof, shall first be resolved through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Party written request for such consultation stating specifically the nature of the dispute, controversy or claim. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of a Party with notice to the other Party.

12.3.	Place and Rules of Arbitration. The arbitration shall take place at the Hong Kong International Arbitration Centre (“Arbitration Center”) in Hong Kong. Any such arbitration shall be administered by the Arbitration Centre in accordance with its “Procedures for Arbitration.” There shall be three arbitrators. The Seller shall select one arbitrator, and the Buyer shall select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Arbitration Center shall select the third arbitrator. If a Party to the dispute does not appoint an arbitrator who has consented to participate within 30 days after the selection of the first arbitrator, the relevant appointment shall be made by the Arbitration Center.

12.4.	Arbitration Proceedings. If the arbitration proceedings are initiated by the Seller, the arbitration proceedings shall be conducted in English with simultaneous Chinese translation being provided. If the arbitration proceedings are initiated by the Buyer, the arbitration proceedings shall be conducted in Chinese with simultaneous English translation being provided. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules in force at the Contract Execution Date. However, if such rules are in conflict with the provisions of this Section, the provisions of this Section shall prevail. Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to any confidentiality obligations binding on such Party. The losing Party shall bear the arbitration costs unless otherwise ruled by the arbitration tribunal. The award of the arbitration tribunal shall be final and binding upon the Parties, and the winning Party may, at the cost and expense of the losing Party, apply to any court of competent jurisdiction for enforcement of such award.

12.5.	Preservation of Rights. In order to preserve its rights and remedies, a Party shall be entitled to seek preservation of property, an injunction or other interim relief in accordance with law from any court of competent jurisdiction or from the arbitration tribunal pending the final decision or award of the arbitration tribunal. During the period when a dispute is being resolved, except for the matter being disputed, the Parties shall in all other respects continue their implementation of this Contract.

12.6.	Consent to Jurisdiction. Each Party irrevocably consents to the service of process, notices or other papers in connection with or in any way arising from the arbitration or the enforcement of any judgment or arbitral award, by use of any of the methods and to the addresses set forth in Section 13 hereof for the giving of notices. Nothing contained herein shall affect the right of a Party to serve such processes, notices or other papers in any other manner permitted by applicable law.

13.	NOTICE

13.1.	Delivery of Notice. Notices or other communications required to be given by a Party pursuant to this Contract shall be written in English and delivered in person or sent in letter form or by facsimile to the address of each other Party set forth below or to such other address as may from time to time be designated by such other Party through written notification to such Party. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a)	notices given by personal delivery shall be deemed effectively given on the date of personal delivery;

(b)	notices given in letter form shall be deemed effectively given on the seventh Business Day after the date mailed (as indicated by the postmark) by registered airmail, postage prepaid, or the fourth Business Day after delivery to an internationally recognized courier service; and

(c)	notices given by facsimile shall be deemed effectively given on the first Business Day following the date of transmission as indicated on the transmission confirmation slip of the document in question.

If to the Seller:

Mr. Zhang Haibo

c/o Longkou Haimeng Machinery Company Limited

Huangshan Haimeng Industrial Park, Longkou City

Shandong Province 265715, China

Telephone: 86-535-8887000

Fax: 86-535-8880266

If to the Buyer:

Attention to: General Counsel

Affinia Group Inc.

1101 Technology Drive,

Ann Arbor, MI 48108, U.S.A.

Telephone: 1-734-8275430

Fax: 1-734-8275403

with a copy to Affinia Shanghai

Attention to: Rick Pizarek

2601 Tian’an Center, 338 West Nanjing Road, Shanghai 200003, China

Telephone: 86-21-63723311

Fax: 86-21-63599139

14.	MISCELLANEOUS PROVISIONS

14.1.	Entire Agreement. This Contract (including all the Schedules hereto) and other documents delivered hereunder represent the entire understanding and constitutes the whole agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, understandings, statements or representations, either oral or in writing, between the Parties relating to the subject matter hereof.

14.2.	Schedules. The Schedules attached hereto and other documents delivered pursuant hereto are hereby made part of this Contract as if set forth in full herein.

14.3.	Successors and Assigns. This Contract will be binding upon the Parties and their respective successors and assigns. Notwithstanding the immediately preceding sentence, the Seller may assign his rights (including his rights to receive payments of money) and delegate his duties under this Contract only upon the prior written consent of the Buyer. The Buyer may assign its rights and delegate its duties under this Contract to any of its subsidiaries or Affiliates.

14.4.	Waivers. No waiver of any provision of this Contract shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Contract shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party or any breach by the other Party of any provision hereof shall be deemed to be a waiver of a subsequent breach of that or any other provision hereof.

14.5.	Amendments. This Contract may be amended, modified or supplemented only by a written instrument or instruments executed by each of the Parties.

14.6.	Provisions Severable. In the event any one or more of the provisions contained in this Contract should be held under any law or regulation to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

14.7.	Counterparts. This Contract (or any agreement that amends, modifies or supplements this Contract) may be executed in any number of counterparts and by the Parties in separate counterparts, including counterparts transmitted by telecopier or facsimile, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

14.8.	Further Assurances. Each Party shall execute all such documents and do all such other things within its power as may be required to give full effect to the terms of this Contract or to vest in the other Party his or its full rights and entitlements hereunder.

14.9.	Language. This Contract is executed in Chinese and English in eight (8) counterparts in each language. Both language versions shall be of equal legal effect. Each Party acknowledges that it has reviewed both language texts of this Contract and that they are the same in all material respects. If there is a conflict between the Chinese version and the English version, the Parties shall first attempt to resolve the conflict in accordance with Section 12.2, failing which the dispute shall be resolved through arbitration in accordance with Sections 12.3 and 12.4. Both of the Parties have been advised to seek the advice and counsel of a professional translator with respect to the drafting of this Contract and the ancillary agreements hereto. Both of the Parties agree that, whether or not they engaged a professional translator in relation to this Contract or the ancillary agreements hereto, that they did so of their own free will and that they have not relied upon translations created or supplied by any advisor or translator engaged by the other Party hereto, including but not limited to Dorsey & Whitney.

14.10.	Opportunity for Legal Counsel. Both of the Parties to this Contract agree that they were advised to engage legal counsel to protect their interests and to oversee the drafting and negotiation of this Contract and the ancillary agreements hereto. Both of the Parties agree that, whether or not they engaged legal counsel in relation to this Contract or the ancillary agreements hereto, that they did so of their own free will and that they have not relied upon legal advice supplied by any law firm or legal advisor engaged by the other Party hereto. The Seller hereby acknowledges that Dorsey & Whitney acted for the Buyer only and that any advice rendered by Dorsey & Whitney was for the sole benefit of the Buyer. Prior to entering into this Contract, the Seller was duly requested to seek independent legal advice in respect of this Contract.

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IN WITNESS WHEREOF, each of the Seller and the Buyer has caused this Contract to have been executed as of the date first written above by the Seller and the duly authorized representative of the Buyer.

SIGNED by ZHANG HAIBO	) /s/ Zhang Haibo
)
)
)

SIGNED by	) /s/ Terry R. McCormack
for and on behalf of	)
AFFINIA GROUP INC.	) /s/ R.A. Pizarek
)
Name:
Title: